The information in this preliminary prospectus supplement and accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424B(3)
Registration File No.:333-135108

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 28, 2006)

SUBJECT TO COMPLETION, DATED DECEMBER 18, 2006

$                 % Senior Notes due 2036

Primus Guaranty, Ltd. is offering $           aggregate principal amount of           % senior notes due 2036. Interest on the senior notes is payable quarterly in arrears on              ,           ,            and            of each year beginning on           , 2007. The senior notes will mature on, 2036. We may redeem any of the senior notes, in whole or in part, at any time on or after             , 2011 at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to the redemption date.

The senior notes will be our senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The senior notes will be structurally subordinated to all liabilities of our subsidiaries. As of September 30, 2006, Primus Guaranty’s subsidiaries had outstanding $298.5 million of debt securities and auction rate preferred shares that would be effectively senior to the senior notes. In addition, Primus Guaranty’s subsidiaries also have outstanding credit default swaps that would be effectively senior to the senior notes. The senior notes will be issued only in registered form in minimum denominations of $25 and multiples of $25.

We are making application to list the senior notes on the New York Stock Exchange and expect trading in the senior notes on the New York Stock Exchange to begin within 30 days after the original issue date. The senior notes are expected to trade ‘‘flat.’’ This means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the senior notes that is not included in the trading price. Our common shares are listed on the New York Stock Exchange under the ticker symbol ‘‘PRS’’.

Investing in the senior notes involves risks that are described in the ‘‘Risk Factors’’ section beginning on page S-7 of this prospectus supplement.

	Per Senior Note	Total
Price to investors(1)	%	$
Underwriters’ Discount	%	$
Proceeds to Primus Guaranty, before expenses (1)	%	$

(1)	Plus accrued interest from December , 2006, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these senior notes or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The senior notes are expected to be delivered through the book-entry delivery system of The Depository Trust Company and its direct participants on or about December     , 2006.

Joint Book Running Managers

Wachovia Securities	Morgan Stanley	Lehman Brothers

Co-Manager

Banc of America Securities LLC

The date of this prospectus supplement is                     , 2006

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the applicable document.

Prospectus Supplement

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the ‘‘prospectus’’, we are referring to both parts combined. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

S-i

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC will automatically update information in this prospectus supplement and the accompanying prospectus. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

•	Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 15, 2006;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006, filed on May 10, 2006; for the quarter ended June 30, 2006, filed on August 9, 2006; and for the quarter ended September 30, 2006, filed on November 8, 2006;

•	Current Reports on Form 8-K, filed on June 22, 2006 and December 11, 2006.

We are also incorporating by reference all annual and quarterly reports on Forms 10-K and
10-Q that we file with the SEC and current reports on Form 8-K (excluding any information pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) that we file with it after the date of this prospectus supplement until the offering of the securities made by this prospectus supplement has been terminated.

You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document or any earlier date indicated in such document.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations Primus Guaranty, Ltd. c/o Primus Asset Management, Inc. 360 Madison Avenue, 23rd Floor New York, New York 10017 Tel.: 212-697-2227

S-ii

SUMMARY

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) appearing elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. When we refer to ‘‘Primus Guaranty’’ or the ‘‘Company’’ and use words such as ‘‘we’’, ‘‘our’’, and ‘‘us’’, we are referring to Primus Guaranty, Ltd. and its subsidiaries as a whole, except as otherwise provided herein and except where it is clear from the context that any of these terms refers only to Primus Guaranty, Ltd.

Primus Guaranty, Ltd. is a holding company that was incorporated in Bermuda in 1998 and conducts business through several operating subsidiaries. Our principal business is acting as a seller of credit swaps through Primus Financial Products, LLC, a limited liability company with ‘‘AAA/Aaa’’ counterparty ratings by Standard & Poor’s Ratings Group, or S&P, and Moody’s Investors Service, Inc., or Moody’s, respectively. Credit swaps permit the transfer of credit risk exposure from one party, the buyer of the credit swap or credit protection, to the seller of the credit swap or credit protection. In addition, during the past year, we have begun to develop our asset management business with a focus on areas that utilize our credit risk expertise.

Primus Financial

Primus Financial Products, LLC, or Primus Financial, is a ‘‘AAA/Aaa’’ rated provider of credit protection against credit obligations of corporate and sovereign issuers. In exchange for a fixed quarterly premium we agree, upon the occurrence of a default or other credit event (e.g., bankruptcy, failure to pay or restructuring) affecting a designated issuer, which we refer to as a Reference Entity, to pay our counterparty an agreed amount. To date, we have not experienced a credit event on any Reference Entity in our portfolio. We seek to minimize the risk inherent in our credit swap portfolio by maintaining a high quality, highly diversified credit swap portfolio across Reference Entities, industries and countries. Primus Financial is also permitted to sell credit swaps referencing portfolios containing obligations of multiple Reference Entities, which we refer to as ‘‘tranches’’. Primus Financial recently received the rating agencies’ approval to issue credit swaps referencing residential mortgage-backed securities and commercial mortgage-backed securities, which we refer to as ABS, and has begun selling credit swaps against ABS having an assigned rating of ‘‘BBB/Baa’’ (or the equivalent thereof) or better from a recognized rating agency.

As of September 30, 2006, Primus Financial had $606.8 million of capital resources to support its ‘‘AAA/Aaa’’ counterparty ratings. As of September 30, 2006, the credit swaps in our portfolio had an average maturity of 3.2 years.

Primus Asset Management

Primus Asset Management, Inc., or PAM, acts as an investment manager to affiliated companies and third party entities. It currently manages the investment portfolios of its affiliates Primus Financial and PRS Trading Strategies, LLC. In addition, PAM manages three investment grade synthetic collateralized debt obligations, or CDOs, on behalf of third parties. The synthetic CDOs issue securities backed by one or more credit swaps sold against unaffiliated clients’ debt obligations. PAM has commenced acting as collateral manager with respect to a portfolio of leveraged loans and is currently expanding its asset management role with respect to collateralized loan obligation, or CLO, transactions. PAM receives fees for its investment management services.

PAM’s business plan includes the expansion of its assets under management and coverage of additional financial products and asset classes including, among others, mortgage-backed and other asset-backed securities and speculative grade investments.

PAM is managed by an experienced team of professionals with expertise in credit analysis, investing, risk management and market analysis.

PRS Trading Strategies

PRS Trading Strategies, LLC, or PRS Trading Strategies, commenced operations in January 2006, with $50 million of capital contributed by Primus Guaranty from the proceeds of our initial public offering. PRS Trading Strategies engages in proprietary arbitrage trading in a broad range of fixed income products, including credit default swaps, leveraged loans and investment grade and speculative grade securities, among others. Unlike Primus Financial, PRS Trading Strategies has no counterparty ratings from rating agencies and, accordingly, has collateral arrangements with its counterparties to support its contractual obligations.

Organizational Structure

Our registered office is at Clarendon House, 2 Church Street, Hamilton Street, Hamilton HM 11, Bermuda and our telephone number is 441-296-0519. The offices of our principal operating subsidiaries, Primus Financial and PAM, are located at 360 Madison Avenue, 23rd Floor, New York, New York 10017 and their telephone number is 212-697-2227. Our website address is www.primusguaranty.com. The information contained on our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus.

 THE OFFERING

Issuer	Primus Guaranty, Ltd.

Senior notes offered	$ aggregate principal amount of % senior notes due 2036.

Maturity	, 2036

Interest payment dates	Quarterly in arrears on , , and of each year, beginning , 2007.

Redemption	On or after , 2011, we may redeem the senior notes in whole or in part at a redemption price equal to 100% of their principal amount, plus accrued interest to the date of redemption.

Sinking fund	None.

Ranking	The senior notes will be our direct, senior unsecured and unsubordinated obligations, ranking equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. We currently have no secured debt. The senior notes will be structurally subordinated to all liabilities of our subsidiaries.

As of September 30, 2006, Primus Guaranty’s subsidiaries had outstanding $298.5 million of debt securities and auction rate preferred shares that would be effectively senior to the senior notes. In addition, Primus Guaranty’s subsidiaries also have outstanding credit default swaps that would be effectively senior to the senior notes.

Covenants	The senior indenture contains, among other things, restrictions on our ability to enter into some consolidations and mergers and to transfer all or substantially all of our assets.

Use of proceeds	We intend to use the net proceeds from the sale of the senior notes for general corporate purposes. See ‘‘Use of Proceeds’’ on page S-15.

Risk factors	You should carefully consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, should carefully read the section entitled ‘‘Risk Factors’’ in this prospectus supplement, as well as the documents incorporated by reference herein and therein, before purchasing any of the senior notes.

Clearance and settlement	The senior notes will be cleared through The Depository Trust Company.

Listing	We will make application to list the senior notes for trading on the New York Stock Exchange. We expect trading of the senior notes on the New York Stock Exchange to begin within a 30-day period after the initial delivery of the senior notes.

 SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our summary consolidated financial information as of and for each of the three years ended December 31, 2003, 2004 and 2005 and as of and for the nine months ended September 30, 2005 and 2006. The summary consolidated financial information presented below as of and for the years ended December 31, 2003, 2004 and 2005 was derived from our audited consolidated financial statements. The summary consolidated financial information as of and for the nine months ended September 30, 2005 and 2006 was derived from our unaudited financial statements, which have been prepared on a basis consistent with our annual audited consolidated financial statements. In the opinion of management, such unaudited financial information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for such period. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

This information is a summary and should be read in conjunction with ‘‘Capitalization’’, ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and our consolidated financial statements and related notes included elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference herein.

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)			(audited)
(amounts in thousands)
Consolidated Statement of Operations:
Revenues:
Net credit swap revenue	$85,865	$15,672	$23,106	$47,729	$103,326
Premiums earned on financial guarantees	300	300	405	395	—
Interest income	20,530	10,969	16,047	4,850	2,617
Foreign currency revaluation gain (loss)	(56)	(1,464)	(1,546)	726	—
Other income	1,222	160	190	55	107
Total revenues	$107,861	$25,637	$38,202	$53,755	$106,050
Expenses:
Compensation and employee benefits	$15,517	$12,139	$15,935	$17,801	$11,701
Other expenses	18,602	9,618	14,273	10,085	14,196
Total expenses	$34,119	$21,757	$30,208	$27,886	$25,897
Distributions on preferred securities of subsidiary	$(4,206)	$(2,797)	$(3,865)	$(2,138)	$(1,854)
Income before benefit (provision) for income taxes	$69,536	$1,083	$4,129	$23,731	$78,299
Benefit (provision) for income taxes	(41)	(108)	(46)	(46)	172
Net income	$69,495	$975	$4,083	$23,685	$78,471
Cash Flow Data:
Net cash provided by operating activities	$32,470	$23,638	$36,297	$33,112	$43,458
Net cash used in investing activities	(38,760)	(258,684)	(404,319)	(158,057)	(4,601)
Net cash provided by (used in) financing activities	(4,449)	(4,992)	116,388	187,967	(1,865)

	As of September 30,		As of December 31,
	2006	2005	2005	2004	2003
	(unaudited)		(audited)
(amounts in thousands)
Balance Sheet Data:
Assets
Cash and cash equivalents	$58,701	$80,951	$69,355	$320,989	$257,967
Available-for-sale investments	599,932	416,597	560,147	161,101	3,968
Unrealized gain on credit and other swaps, at fair value	59,930	29,157	25,342	46,517	46,594
Fixed assets and software costs, net	5,753	5,042	4,993	6,097	7,124
Other assets	19,815	9,823	13,245	8,014	5,776
Total assets	$744,131	$541,570	$673,082	$542,718	$321,429
Liabilities and shareholders’ equity
Unrealized loss on credit and other swaps, at fair value	$1,350	$1,737	$3,521	$259	$68
Long-term debt of subsidiary	200,000	75,000	200,000	75,000	—
Other liabilities	9,325	7,027	9,189	7,941	8,002
Total liabilities	$210,675	$83,764	$212,710	$83,200	$8,070
Preferred securities of subsidiary	$98,521	$98,521	$98,521	$98,521	$98,521
Shareholders’ equity
Common stock	$3,572	$3,682	$3,572	$3,535	$230
Additional paid-in-capital	268,365	264,698	265,848	264,860	1,325
Convertible preferred stock	—	—	—	—	143,908
Warrants to purchase common shares	612	612	612	612	1,070
Accumulated other comprehensive loss	(3,182)	(2,670)	(4,254)	—	—
Retained earnings	165,568	92,963	96,073	91,990	68,305
Total shareholders’ equity	$434,935	$359,285	$361,851	$360,997	$214,838
Total liabilities, preferred securities of subsidiary and shareholders’ equity	$744,131	$541,570	$673,082	$542,718	$321,429

 RISK FACTORS

You should carefully consider the risks described below, as well as other information described elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus before making an investment decision. The risks described below and incorporated by reference herein are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the senior notes could decline due to any of these risks, and you may lose all or part of your investment.

This prospectus supplement and the accompanying prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.

Risks Related to our Business and Operations

The failure to manage effectively the risk of credit losses could have a material adverse effect on our financial condition, results of operations and credit ratings.

We cannot assure you that any of the loss mitigation methods we use in managing our credit swap portfolio will be effective. If, for example, multiple credit defaults or other credit events that exceed our expectations occur within a short time period, the payments we would be required to make under the related credit swaps could materially and adversely affect our financial condition, results of operations and credit ratings. Moreover, even though we may identify a heightened risk of default with respect to a particular Reference Entity, our ability to limit our losses, through hedging or terminating the credit swap, before a default or other credit event actually occurs could be limited by inadequate liquidity in the credit swap market.

Primus Financial’s operating guidelines and S&P’s and Moody’s capital requirements are subject to change and may limit our growth. Additionally, a decline in our current counterparty credit ratings from S&P and Moody’s would likely have a material adverse impact on our credit swap business and cause our revenues and earnings to decrease.

In order to obtain and maintain its counterparty credit ratings, Primus Financial has adopted operating guidelines, the terms of which have been agreed upon with S&P and Moody’s. We cannot assure you that S&P and Moody’s will not require changes to Primus Financial’s operating guidelines or that, if such changes are made, Primus Financial will be able to comply with them. For example, if S&P or Moody’s were to require Primus Financial to maintain additional capital to retain its ‘‘AAA/Aaa’’ ratings, we cannot be certain that we could raise additional capital when needed. Moreover, if Primus Financial suffers losses to such an extent that it is not in compliance with the capital criteria of its operating guidelines and it is not able to cure the capital deficiency in a timely manner, its operating guidelines require it to cease entering into new credit swaps (except for limited hedging transactions, as described in the operating guidelines). If the foregoing occurs, S&P or Moody’s could reduce or withdraw their ‘‘AAA/Aaa’’ credit ratings of Primus Financial which, in turn, would likely have a material adverse effect on our credit swap business and our financial performance.

We may require additional capital in the future which may not be available on favorable terms or at all.

If we require additional capital, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. If we cannot obtain adequate capital, our business, results of operations and financial condition could be adversely affected. Rating agencies could change their rules making it extremely difficult for us to raise capital.

We are dependent upon counterparties’ perception of our creditworthiness.

In establishing relationships, Primus Financial’s counterparties generally analyze its financial condition prior to entering into a credit swap, establish credit limits, and monitor the appropriateness of these limits on an ongoing basis in order to limit the risk that Primus Financial will be financially unable to make payments in accordance with its credit swap. Once a counterparty reaches its credit exposure limit to Primus Financial, the counterparty may not enter into any additional transactions with Primus Financial until the counterparty credit limit is increased. In the event these counterparty credit limits are not increased as Primus Financial’s credit swap portfolio expands, or if limits are reduced, our financial performance would suffer. In addition, while there are buyers of credit swaps, such as our existing counterparties, that do not require us to post collateral, there are some buyers, including some of the leading participants in the credit swap market, that require even the highest rated counterparties from which they purchase credit swaps to post collateral. Under the operating guidelines, Primus Financial cannot enter into credit swaps with any counterparty that would require it to post collateral. If our existing counterparties were to require us to post collateral, it may have a material adverse effect on us and our financial condition.

We depend on a limited number of key executives.

The loss of any of our key personnel, including Thomas Jasper, our chief executive officer, other directors, executive officers, or other key employees, many of whom have long-standing relationships with our counterparties, could have a material adverse effect on us. As our business develops and expands, we believe that our success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel. We cannot assure you that we will continue to be able to employ key personnel or that we will be able to attract and retain qualified personnel in the future. We do not have ‘‘key person’’ life insurance to cover our executive officers. We do not have employment contracts with all of our executive officers and key employees. Failure to retain or attract key personnel could have a material adverse effect on us.

Our financial results depend on certain market conditions and growth in the credit swap market, which are not within our control.

Our financial results depend to a significant degree upon the premiums that we receive on credit swaps in our portfolio. Historically, these premiums have been a function of credit spreads that change over time as a result of a variety of factors that we do not control, including changes in the overall economy, supply and demand conditions in the credit swap market and other factors affecting the corporate credit markets in general. If an unusually low credit swap premium environment develops and persists, we may not be able to achieve profitable growth, which may have a material adverse effect on our financial condition and our results of operations. In addition, there can be no assurance that the credit swap market will continue to grow as it has historically, or at all, or that it will not decline. Any such decline could have a material adverse effect on our business and financial condition.

Certain of our principal shareholders control us, and their interests as equity holders may conflict with yours as a creditor.

As of September 30, 2006, our principal shareholders (by which we mean those institutions that owned shares prior to our initial public offering in October 2004), directors and executive officers and entities affiliated with them own approximately 46% of our outstanding common shares. As a result, these shareholders, collectively, are able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other shareholders, the outcome of any corporate action submitted to our shareholders for approval, including potential mergers, amalgamations or acquisitions, asset sales and other significant corporate transactions. These shareholders also have sufficient voting power to amend our organizational documents. The interests of the principal shareholders may not in all cases be aligned with your interests. For example, if we encounter financial difficulties or are unable to pay our indebtedness as it matures, the interests of our principal shareholders might conflict with your interests as a holder of the senior notes. In addition, our principal shareholders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the senior notes.

The commercial and investment activities of some of our principal shareholders may compete with our business.

Certain of our principal shareholders or their affiliates engage in commercial activities and enter into transactions or agreements with us or in competition with us. Some of our principal shareholders or their affiliates may in the future sponsor other entities engaged in the credit swap business, some of which may compete with us. Certain of our shareholders and their affiliates have also entered into agreements with and made investments in numerous companies that may compete with us. Our shareholders may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as our principal shareholders continue to own a significant amount of our outstanding common shares, they will continue to be able to influence strongly or effectively control our decisions.

We may not be able to continue to compete in the credit swap market.

The credit swap market is highly competitive. We face competition from providers of similar products, including credit swap dealers of commercial and investment banks. Many of these competitors are more established, have substantially greater financial resources than we do and have established ongoing relationships with market participants giving them ready access to the credit swap marketplace. In addition, while there are significant business obstacles to overcome in establishing a similar enterprise to ours, there are no regulatory impediments for any new entrants to the credit swap market. To the extent new participants enter the credit swap market, competition may intensify. While we believe we have a number of competitive advantages over new entrants, there can be no assurance that increased competition will not have a material adverse effect on our business and financial condition.

There can be no assurance that our diversification strategy will be effective or profitable.

We plan to further diversify through the development and marketing of ancillary businesses, such as asset management and trading and, in select instances, by acquisition. Each new business line may require the investment of additional capital and the significant involvement of our senior management to acquire or develop a new line of business and integrate it with our operations. We may experience delays, regulatory impediments and other complications in implementing our diversification strategy that could reduce our profitability and ultimately cause the strategy to fail. These complications may include obtaining rating agency approvals and required licenses and registrations, adapting our technology platform, hiring personnel and raising capital. The expansion of our asset management business may require working capital as we build teams of portfolio managers, and supporting resources, prior to receipt of asset management fees. Also, we may be expected to co-invest in vehicles we manage, possibly in a junior or first loss position, and the capital so invested may be exposed to the risk of significant losses if the vehicles perform poorly.

Our operations may become subject to increased regulation under federal and state law or existing regulations may change, which may result in administrative burdens, increased costs or other adverse consequences for us.

There can be no assurance that new legal or administrative interpretations or regulations under the United States commodities and securities laws, or other applicable legislation on the federal or state levels, or in Bermuda, or in the United Kingdom, or other applicable jurisdictions, will not result in administrative burdens, increased costs, or other adverse consequences for us. Periodically, proposals have been made in Congress to enact legislation that would increase regulation of the credit swap market. We cannot predict what restrictions any such legislation, if adopted, would impose and the effect those restrictions would have on our business. In addition, federal statutes allocate responsibility for insurance regulation to the states and state insurance regulators may seek to assert jurisdiction over our credit swaps. Again, we cannot predict what effect any such regulation would have on our business.

Credit swap buyers typically use credit swaps to manage risk and regulatory capital requirements that limit their credit exposure to a Reference Entity. Regulatory changes that modify the permissible limits of credit risk exposure, or affect the use of credit swaps to reduce risk, may have a material adverse effect on our business.

We believe that we are not required to be registered as an ‘‘investment company’’ under the Investment Company Act of 1940. If we are required to so register as an investment company, we would have to comply with a variety of restrictions, including limitations on our capital structure, restrictions on our investments, prohibitions on transactions with affiliates and compliance requirements that could limit our growth and increase our costs. There is no assurance that we could function effectively if we are required to register as an investment company.

We may fail to execute our strategy in our newer lines of business, which could impair our future financial results.

We have recently added a number of new lines of business, including writing credit swaps with respect to ABS, participating in warehouse lines with respect to CLO transactions and proprietary trading in various debt obligations including, among others, leveraged loans and high yield debt securities.

Primus Financial recently received rating agency approval to issue credit swaps referencing ABS and, as a result, has begun selling credit swaps against ABS having an assigned rating of ‘‘BBB/Baa’’ (or the equivalent thereof) or better from a recognized rating agency. ABS is a new asset class for us and our experience with issuing credit default swaps against this type of fixed income security is therefore limited. Although we intend to issue credit swaps against investment grade ABS, an investment grade rating of an ABS does not guarantee that defaults and other credit events will not occur. Some of the loans collateralizing the ABS may be sub-prime mortgages, second lien mortgages or other loans that do not conform to the standards of the Federal National Mortgage Association, or Fannie Mae, the primary purchaser of residential mortgage obligations. If a series of credit events, including defaults, were to occur that lead to the liquidation of an ABS pool for which we had issued a credit swap, those loans that did not meet Fannie Mae guidelines may not be readily marketable. In recent months there have been reports of a significant increase in the default level of sub-prime and second mortgage loans. ABS require a different type of credit analysis, and present different types of credit risk than do the corporate debt obligations that have been the subject of our usual credit swap transactions. If we fail to evaluate properly the risks posed by ABS in respect of which we issue credit default swaps, we may incur losses which, if significant, could have a material adverse effect on our results of operations.

PRS Trading Strategies commenced operations in January 2006. Among other activities, PRS Trading Strategies engages in proprietary arbitrage trading in a number of fixed income investments, including leveraged loans and speculative grade debt securities. These trading activities are new to us and are not yet profitable. If our trading strategies continue to incur losses over a protracted period, it could have an adverse impact on our business and our results of operations. In addition, PRS Trading Strategies may from time to time assume certain risks of loss relating to loan financing arrangements. Although we expect that our potential losses will generally be capped, these arrangements expose our business to risks that could have a material adverse effect on our results of operations.

Risks Related to Taxation

If we are found to be engaged in a United States business, we may be liable for significant United States taxes.

We believe that Primus Guaranty and Primus (Bermuda), Ltd., both directly and through Primus Guaranty’s ownership interest in PRS Trading Strategies (which for U.S. federal income tax purposes is treated as a disregarded entity, or branch, of Primus Guaranty), Primus (Bermuda), Ltd.’s indirect ownership interest in Primus Financial (which, for U.S. federal income tax purposes, is treated as a partnership interest), and Primus (Bermuda), Ltd.’s ownership interest in Primus Guaranty (UK), Ltd. (which for U.S. federal income tax purposes is treated as a disregarded entity, or branch, of Primus (Bermuda), Ltd.), will operate their businesses in a manner that should not result in their being treated as engaged in a trade or business within the United States for U.S. federal income tax purposes. Consequently, we do not expect to pay U.S. corporate income or branch profits tax on Primus Financial’s, PRS Trading Strategies’ or Primus Guaranty (UK) Ltd.’s income. However, because the determination of whether a foreign corporation is engaged in a trade or business in the

United States is fact-based and there are no definitive standards for making such a determination, there can be no assurance that the United States Internal Revenue Service, or IRS, will not contend successfully that Primus Guaranty, Primus (Bermuda), Ltd., Primus Financial, PRS Trading Strategies or Primus Guaranty (UK) Ltd. are engaged in a trade or business in the United States. The maximum combined rate of U.S. corporate federal, state and local income tax that could apply to Primus Financial, Primus (Bermuda), Ltd., Primus Guaranty, PRS Trading Strategies or Primus Guaranty (UK) Ltd., were they found to be engaged in a United States business in New York City and subject to income tax, is currently approximately 46%. This combined income tax rate does not include U.S. branch profits tax that would be imposed on Primus (Bermuda), Ltd., were Primus Financial or Primus Guaranty (UK) Ltd., found to be engaged in a U.S. business and deemed to be making distributions to Primus (Bermuda), Ltd., or that would be imposed on Primus Guaranty were PRS Trading Strategies found to be engaged in a U.S. business and deemed to be making distributions to Primus Guaranty. The branch profits tax, were it to apply, would apply at the rate of 30% on amounts deemed distributed.

If the IRS successfully challenges the treatment Primus Financial has adopted for its credit swap transactions, the timing and character of taxable income recognized by Primus Financial could be adversely affected.

Consistent with its treatment of the credit swaps sold by Primus Financial as the sale of options for United States federal income tax purposes, we have determined that in general Primus Financial will recognize income or loss as a protection seller only upon occurrence of a credit event under or termination of the credit swaps. There is no definitive authority in support of the treatment by Primus Financial of its credit swaps as options for United States federal income tax purposes, and we do not intend to seek a ruling from the IRS on this point. In addition, the IRS has been studying the treatment of derivative transactions generally, including credit swaps, and has issued a notice requesting submissions from taxpayers regarding the manner in which they conduct their credit swap activities and indicating that the United States Department of the Treasury and the IRS are contemplating issuing specific guidance in this area. No assurance can be given as to whether or when such guidance may be issued, whether it would be applied retroactively or whether it will be adverse to Primus Financial. Certain proposals under discussion could be inconsistent with the tax treatment adopted by Primus Financial. If the IRS were to assert successfully that the credit swaps sold by Primus Financial should be treated differently or these proposals were adopted, (1) the timing of the income recognized by Primus Financial could be accelerated, (2) the character of this income could be altered and (3) Primus (Bermuda), Ltd., as a non-United States person, could be subject to United States income tax, or withholding tax at the rate of 30%. In addition, were these changes in character to apply and were Primus (Bermuda), Ltd. (through its investment in Primus Financial) found to be engaged in a United States trade or business, Primus (Bermuda), Ltd.’s recognition of taxable income would be accelerated.

Risks Related to our Status as a Bermuda Company

It may be difficult to effect service of process and enforcement of judgments against us and our officers and directors.

Because Primus Guaranty is organized under the laws of Bermuda, it may not be possible to enforce court judgments obtained in the United States against Primus Guaranty based on the civil liability provisions of the federal or state securities laws of the United States in Bermuda or in countries other than the United States where Primus Guaranty has assets. In addition, there is some doubt as to whether the courts of Bermuda and other countries would recognize or enforce judgments of United States courts obtained against Primus Guaranty or its directors or officers based on the civil liabilities provisions of the federal or state securities laws of the United States, or would hear actions against Primus Guaranty or those persons based on those laws. We have been advised by our legal advisors in Bermuda that the United States and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based solely on United States federal or state securities law, would not automatically be enforceable in Bermuda. There are grounds upon which a Bermuda court may not enforce the judgments of United States courts and some remedies available under the laws of United States jurisdictions, including some remedies available under United States federal securities laws, may not be permitted under Bermuda courts as contrary to public policy in Bermuda. Similarly, those judgments may not be enforceable in countries other than the United States where Primus Guaranty has assets. Further, no claim may be brought in Bermuda by or against Primus Guaranty or its directors and officers in the first instance for violation of United States federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda; however, a Bermuda court may impose civil liability, including the possibility of monetary damages, on Primus Guaranty or its directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

We may become subject to taxes in Bermuda after 2016, which may have a material adverse effect on our financial condition and operating results.

The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda, has given each of Primus Guaranty, Primus (Bermuda), Ltd. and Primus Re, Ltd., or Primus Re, an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then, subject to certain limitations, the imposition of any such tax will not be applicable to Primus Guaranty, Primus (Bermuda), Ltd., Primus Re or any of their respective operations, shares, debentures or other obligations until March 28, 2016. Given the limited duration of the Minister of Finance’s assurance, we cannot be certain that we will not be subject to any Bermuda tax after March 28, 2016. Since we are incorporated in Bermuda, we will be subject to changes of law or regulation in Bermuda that may have an adverse impact on our operations, including imposition of tax liability.

The Organization for Economic Cooperation and Development and the European Union are considering measures that might increase our taxes and reduce our net income.

The Organization for Economic Cooperation and Development, or the OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD’s report dated April 18, 2002 and updated as of June 2004 and November 2005 via a ‘‘Global Forum’’, Bermuda was not listed as an uncooperative tax haven jurisdiction because it had previously committed to eliminate harmful tax practices and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.

Risks Related to this Offering

If our subsidiaries are unable to make distributions to us, we may be unable to pay amounts due on the senior notes.

The senior notes will be the unsecured obligations of Primus Guaranty only, and not of any of its subsidiaries. Primus Guaranty is a holding company that does not directly conduct any business operations. Because its operations are conducted solely by its subsidiaries, it expects to obtain the funds to pay the principal and interest on the senior notes through distributions from its subsidiaries. Therefore, although Primus Guaranty intends to maintain assets available for debt service equivalent to two years’ annual debt service on the senior notes, its ability to make payments of principal or interest on the senior notes will be largely dependent upon its subsidiaries’ abilities to raise sufficient cash to distribute to it. However, any distributions by Primus Guaranty’s subsidiaries could be subject to various restrictions, including under the terms of Primus Financial’s subordinated deferrable interest notes and floating rate cumulative preferred stock, which would prohibit distributions to Primus Guaranty unless Primus Financial is current in the payment of interest and dividends on those securities, and Primus Financial’s operating guidelines relating to the maintenance of its ‘‘AAA/Aaa’’ counterparty ratings, which could be changed to impose restrictions on its ability to make such distributions.

Primus Guaranty’s subsidiaries are separate and distinct legal entities and have no obligation contingent or otherwise, to pay any amounts due pursuant to the senior notes or to make any funds available therefor, whether by dividends, loans, distributions or other payments, and are not guaranteeing the payment of interest or principal of the senior notes. Any right that Primus Guaranty has to receive any assets of any of its subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent right of holders of senior notes to realize proceeds from the sale of their assets, would be subordinated to the claims of that subsidiary’s creditors, including trade creditors, swap counterparties and holders of debt and preferred securities issued by that subsidiary.

In addition, Primus Guaranty’s obligations under the senior notes will rank effectively junior to any other debt that it or any of its subsidiaries may secure by charging or pledging any of our assets to secure such obligations.

We are making application to list the senior notes on the New York Stock Exchange and if we obtain the listing we cannot assure you that an active trading market will develop for the senior notes.

The senior notes are a new issue of securities for which there is no trading market. Even if the senior notes are approved for listing on the New York Stock Exchange, we can provide no assurance regarding the future development or maintenance of a market for the senior notes or the ability of holders of the senior notes to sell their senior notes. If such a market were to develop on the New York Stock Exchange or otherwise, the senior notes could trade at prices which may be higher or lower than the initial offering price depending on many factors independent of our creditworthiness, including, among other things:

•	the time remaining to the maturity of the senior notes;

•	the outstanding principal amount of the senior notes;

•	the level, direction and volatility of market interest rates generally; and

•	the level of bankruptcies and delinquencies in the credit markets.

If the ratings of the senior notes are lowered or withdrawn, the market value of the senior notes could decrease.

A rating is not a recommendation to purchase, hold or sell the senior notes, inasmuch as the rating does not comment as to market price or suitability for a particular investor. The ratings of the senior notes address the likelihood of the timely payment of interest and the ultimate repayment of principal of the senior notes pursuant to their respective terms. There is no assurance that a rating will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if in its judgment circumstances so warrant. In the event that the rating assigned to the senior notes is lowered or withdrawn for any reason, you may not be able to resell your senior notes without a substantial discount to the initial offering price.

We may choose to redeem the senior notes prior to maturity.

We may redeem all or a portion of the senior notes at any time on or after               , 2011 at a redemption price equal to 100% of the principal amount of the senior notes being redeemed plus accrued and unpaid interest on the senior notes to the redemption date. If prevailing interest rates are lower at the time of redemption, it may not be possible to reinvest the redemption proceeds at a comparable interest rate as that of the senior notes being redeemed. Our redemption right may also adversely affect the ability to sell the senior notes as               , 2011 approaches and after such date.

The senior indenture that governs the senior notes does not restrict our ability to incur additional indebtedness, including certain secured indebtedness, which could make our debt securities more risky in the future.

As of September 30, 2006, our consolidated indebtedness was $200.0 million. The senior indenture that governs the senior notes does not restrict our ability or the ability of our subsidiaries to incur additional indebtedness. The degree to which we incur additional debt could have important consequences to holders of the senior notes, including:

•	limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

•	requiring us to dedicate a substantial portion of our cash flows from operations to the payment of indebtedness and not for other purposes, such as working capital and capital expenditures;

•	limiting our flexibility to plan for, or react to, changes in our business;

•	making us more indebted than some of our competitors, which may place us at a competitive disadvantage;

•	making us more vulnerable to a downturn in our business; and

•	to the extent such indebtedness is secured indebtedness, the senior notes would be effectively subordinated to such secured indebtedness to the extent of the collateral securing such indebtedness.

 RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges (unaudited) for the periods indicated.

	Nine Months Ended September 30, 2006	Year Ended December 31,
		2005	2004	2003
Ratio of earnings to fixed charges(1)(2)	6.67x	1.63x	8.82x	43.23x

(1)	For purposes of determining this ratio, ‘‘earnings’’ consist of income before income taxes plus fixed charges. ‘‘Fixed charges’’ consist of interest expenses, amortization of capitalized debt issuance costs and preferred share dividend requirements of Primus Financial.

(2)	This ratio has not been adjusted to reflect the issuance of the senior notes pursuant to this offering.

 USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting discount and expenses relating to the offering, will be $          . We intend to use the proceeds of this offering for general corporate purposes including, but not limited, to service Primus Guaranty’s obligations on the senior notes, to support Primus Financial’s operations, to capitalize investment vehicles managed by PAM and to provide working capital to PAM.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, debt and total capitalization as of September 30, 2006 on an actual basis and as adjusted to give effect to the sale of the senior notes.

You should read this table along with our financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. See ‘‘Where You Can Find More Information’’ on page 1 of the accompanying prospectus.

(dollars in thousands, except per share data)	As of September 30, 2006
	Actual	As Adjusted
% Senior Notes due 2036 of Primus Guaranty	$—	$
Long-term debt obligations of subsidiary:
Subordinated Deferrable Interest Notes due 2021	125,000		125,000
Subordinated Deferrable Interest Notes due 2034	75,000		75,000
Preferred shares of subsidiary	98,521		98,521
Shareholders’ equity:
Common shares, $0.08 par value, 62,500,000 shares authorized, 43,341,973 shares issued and outstanding at September 30, 2006	3,572		3,572
Additional paid-in-capital	268,365		268,365
Warrants to purchase common shares	612		612
Accumulated other comprehensive loss	(3,182)		(3,182)
Retained earnings	165,568		165,568
Total shareholders’ equity	434,935		434,935
Total preferred shares of subsidiary and shareholders’ equity	533,456		533,456
Total capitalization	$733,456	$

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS

The following is a discussion and analysis of our financial condition and results of operations. This discussion should be read in conjunction with our consolidated financial statements and accompanying notes, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, particularly in ‘‘Risk Factors’’.

Business Overview

Primus Guaranty, Ltd. is a holding company that was incorporated in Bermuda in 1998 and conducts business through several operating subsidiaries. Our principal business is acting as a seller of credit swaps through Primus Financial Products, LLC, a limited liability company with ‘‘AAA/Aaa’’ counterparty ratings by Standard & Poor’s Ratings Group, or S&P, and Moody’s Investors Service, Inc., or Moody’s, respectively. Credit swaps permit the transfer of credit risk exposure from one party, the buyer of the credit swap or credit protection, to the seller of the credit swap or credit protection. In addition, during the past year, we have begun to develop our asset management business with a focus on areas that utilize our credit risk expertise.

Primus Financial

Primus Financial Products, LLC, or Primus Financial, is a ‘‘AAA/Aaa’’ rated provider of credit protection against credit obligations of corporate and sovereign issuers. In exchange for a fixed quarterly premium we agree, upon the occurrence of a default or other credit event (e.g., bankruptcy, failure to pay or restructuring) affecting a designated issuer, which we refer to as a Reference Entity, to pay our counterparty an agreed amount. To date, we have not experienced a credit event on any Reference Entity in our portfolio. We seek to minimize the risk inherent in our credit swap portfolio by maintaining a high quality, highly diversified credit swap portfolio across Reference Entities, industries and countries. Primus Financial is also permitted to sell credit swaps referencing portfolios containing obligations of multiple Reference Entities, which we refer to as ‘‘tranches’’. Primus Financial recently received the rating agencies’ approval to issue credit swaps referencing residential mortgage-backed securities and commercial mortgage-backed securities, which we refer to as ABS, and has begun selling credit swaps against ABS having an assigned rating of ‘‘BBB/Baa’’ (or the equivalent thereof) or better from a recognized rating agency.

As of September 30, 2006, Primus Financial had $606.8 million of capital resources to support its ‘‘AAA/Aaa’’ counterparty ratings. As of September 30, 2006, the credit swaps in our portfolio had an average maturity of 3.2 years.

Primus Asset Management

Primus Asset Management, Inc., or PAM, acts as an investment manager to affiliated companies and third party entities. It currently manages the investment portfolios of its affiliates Primus Financial and PRS Trading Strategies, LLC. In addition, PAM manages three investment grade synthetic collateralized debt obligations, or CDOs, on behalf of third parties. The synthetic CDOs issue securities backed by one or more credit swaps sold against unaffiliated clients’ debt obligations. PAM has commenced acting as collateral manager with respect to a portfolio of leveraged loans and is currently expanding its asset management role with respect to collateralized loan obligation, or CLO, transactions. PAM receives fees for its investment management services.

PAM’s business plan includes the expansion of its assets under management and coverage of additional financial products and asset classes including, among others, mortgage-backed and other asset-backed securities and speculative grade investments.

PAM is managed by an experienced team of professionals with expertise in credit analysis, investing, risk management and market analysis.

PRS Trading Strategies

PRS Trading Strategies, LLC, or PRS Trading Strategies, commenced operations in January 2006, with $50 million of capital contributed by Primus Guaranty from the proceeds of our initial public offering. PRS Trading Strategies engages in proprietary arbitrage trading in a broad range of fixed income products, including credit default swaps, leveraged loans and investment grade and speculative grade securities, among others. Unlike Primus Financial, PRS Trading Strategies has no counterparty ratings from rating agencies and, accordingly, has collateral arrangements with its counterparties to support its contractual obligations.

Net Credit Swap Revenue

Net credit swap revenue in our condensed consolidated statements of operations, comprises the premiums earned and expensed on credit swaps, gains or losses realized as a result of the termination of credit swaps and changes in the fair value of our credit swaps. Net credit swap revenue is earned by both Primus Financial and PRS Trading Strategies. Although both companies earn net credit swap revenue, the strategies of the two companies are different. Primus Financial generally sells credit swaps in order to earn premium income over the term of the contract, whereas PRS Trading Strategies engages in the active buying and selling of credit swaps and generally will only hold positions for a limited portion of the swap’s full tenor.

We receive premium income from the credit swaps we sell. In general, premiums are received quarterly in arrears and are accrued daily into income. In accordance with U.S. GAAP, we carry our credit swaps on our condensed consolidated statements of financial condition at their fair value. Changes in the fair value of our credit swap portfolio are included as a component of net credit swap revenue in our condensed consolidated statements of operations. If a credit swap has an increase in fair value during a period, the increase will add to our net credit swap revenue for that period. Conversely, if a credit swap has a decline in fair value during the period, the decline will subtract from our net credit swap revenue for that period. Changes in the fair value of our credit swap portfolio are a function of the notional amount and composition of the portfolio and prevailing market credit swap premiums for comparable credit swaps. In our experience, considerable fluctuations may occur in the fair values of credit swaps from period to period and, as a result, the reader of our financial statements should not infer future results from historical net credit swap revenues or losses.

In general, the fair values of individual credit swaps are aggregated by counterparty for presentation in our condensed consolidated statements of financial condition. If the aggregate total of fair values for a counterparty is a net gain, the total is recorded as a component of unrealized gains on credit swaps, at fair value, in our condensed consolidated statements of financial condition. If the aggregate total of fair values for a counterparty is a net loss, the total is recorded as a component of unrealized losses on credit swaps, at fair value, in our condensed consolidated statements of financial condition. Aggregation by counterparty is applied where an executed International Swaps and Derivatives Association, Inc., or ISDA, master agreement is in place with the counterparty. In instances where we do not yet have an executed ISDA master agreement with the counterparty, the fair values of individual swap transactions are recorded as components of unrealized gains or losses on credit swaps, at fair value, dependent upon whether the individual contract was at a gain or a loss. As of September 30, 2006, we had no outstanding credit swaps with any counterparties with whom we had not yet executed ISDA master agreements.

As a general rule, when Primus Financial sells credit swaps, it is our intention to maintain the transaction until maturity. However, there are two sets of circumstances in which we could elect to terminate transactions prior to maturity, and we monitor our portfolio on a continuing basis to assess whether those circumstances are present.

First, whenever we receive new information suggesting that the credit quality of the underlying risk has deteriorated to a material degree, we consider the possibility of terminating the transaction, usually at a loss, to avoid a larger loss that could result if the credit swap were to remain in place until a credit event occurs. The principal factor that governs our decision regarding termination in these circumstances is whether we believe that the underlying risk has become substantially greater than the level of risk we would choose to assume in entering into a new sale of credit swaps. Since inception, we have terminated approximately 1.2% of the notional amount of credit swaps sold due to credit considerations.

Second, we may elect to terminate a transaction for reasons other than credit considerations. Terminations of this type may generate gains or losses. In making a decision to terminate a transaction for reasons other than credit considerations, we consider a number of different factors, including the absolute amount of the unrealized gain or loss we could realize, the likelihood of additional gains or losses arising from the position, our view as to whether the capital dedicated to the position could be profitably reallocated to other opportunities over a foreseeable horizon, the total size of our portfolio in relation to our capital and the total size of our swap positions and exposures with a particular counterparty. We refer to terminations effected under these circumstances as ‘‘resizing’’ or ‘‘rebalancing’’. Since inception, we have terminated approximately 10% of credit swaps under which we sold credit swaps based on resizing or rebalancing considerations.

We may terminate a credit swap in one of two ways. We may negotiate an agreed termination through the original counterparty (an unwind) or negotiate an assignment and novation of our rights and obligations under the credit swap to a third party (an assignment). As an alternative to terminating a transaction, we may enter into an equal and opposite transaction with a third party under which we purchase credit swaps on terms that match the terms of the original transaction (an offset). In this last case, both sides of the position may subsequently be unwound or assigned.

In the event of an unwind or assignment, we pay or receive a cash settlement negotiated with the counterparty or assignee, based on the fair value of the credit swap contract and the accrued premium on the swap contract at the time of negotiation. The amounts we pay or receive are recorded as a realization of fair value and as a realization of accrued premiums in the period in which the termination occurs.

In the past, Primus Financial purchased a limited amount of credit swaps as short-term investments, and incurred the cost of paying premiums until the purchased swaps were terminated. Primus Financial undertook these transactions with the expectation that the market credit swap premium level for the Reference Entity would rise subsequent to our purchase of swaps and that we would be able to terminate the swap at a realized net gain. We did not achieve the results we expected from this strategy and wound down the portfolio to zero during the last quarter of 2005.

PRS Trading Strategies both sold and purchased credit swaps during the nine months ended September 30, 2006 pursuant to its predominantly relative value strategy.

Valuation of Credit Swaps

From the inception of our business, we have applied Statement of Financial Accounting Standards, or SFAS, 133, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments. SFAS 133 requires recognition of all credit swaps on the condensed consolidated statements of financial condition at fair value.

The fair value of the credit swaps depends on a number of factors, primarily the market level of credit swap premiums associated with individual Reference Entities. Credit swaps are valued using market-standard pricing models which calculate the net present value of differences between future premiums on currently quoted market credit swaps and the contractual future credit swap premiums on contracts we have undertaken. Our pricing model has been internally developed but is benchmarked against a market-standard model. Generally, our model uses quoted market credit swap premium data that we purchase from an independent pricing service. This service takes pricing information from a number of prominent dealers and brokers in the credit swap market across a range of standard maturities and restructuring terms, and creates average mid-market credit swap premium quotes on specific Reference Entities. We adjust the mid-market pricing we receive from the pricing service to reflect an estimate of the cost to close the position.

We believe there are a variety of factors that may influence market credit swap premium levels. The principal factor is the market’s view of the probability that a Reference Entity will default over the multi-year horizon typical for a credit swap contract. Those views in turn are influenced by the state of the economy, the outlook for corporate financial health in general as well as the outlook for particular industries and companies. Additional factors include the magnitude of debt outstanding and debt paying capacity within those same industries and companies. One factor specific to the credit swap market is the capacity of credit swap market participants to sell credit swaps. If, for example, commercial banks are actively buying protection to manage their regulatory capital, this will tend, other factors being equal, to absorb the capacity of protection sellers and cause an increase in market credit swap premiums. Conversely, creation of special purpose vehicles that sell protection create additional protection seller capacity and, absent additional demand, can cause a decrease in market premiums. Absent rapid and steep changes, interest rates have, at most, a limited effect on market credit swap premium levels.

Nine months ended September 30, 2006 compared with nine months ended September 30, 2005

Overview

On a U.S. GAAP basis, we reported net income of $69.5 million and $975 thousand for the nine months ended September 30, 2006 and 2005, respectively. The increase in net income was primarily due to the mark-to-market unrealized gains on credit swaps from the portfolio of credit swaps sold by Primus Financial in the 2006 period, compared with unrealized losses in the portfolio in the corresponding period of 2005.

Consolidated Net Credit Swap Revenue

Consolidated net credit swap revenue was $85.9 million and $15.7 million for the nine months ended September 30, 2006 and 2005, respectively. Net credit swap revenue for Primus Financial excludes $233 thousand of net revenue earned on three credit swap transactions with its affiliate, Primus Re, as this amount is eliminated in consolidation.

The table below shows our consolidated net credit swap revenues, which are generated by Primus Financial and PRS Trading Strategies for the nine months ended September 30, 2006 and 2005 (in thousands):

	Nine Months Ended September 30,
	2006	2005
Primus Financial	$86,587	$15,672
PRS Trading Strategies	(722)	—
Total consolidated net credit swap revenue	$85,865	$15,672

Net credit swap revenues are discussed separately below for Primus Financial and PRS Trading Strategies.

Net credit swap revenue — Primus Financial

Net credit swap revenue was $86.6 million and $15.7 million for the nine months ended September 30, 2006 and 2005, respectively.

Net credit swap revenue includes:

•	Net premiums earned;

•	Net realized gains (losses) on credit swaps; and

•	Net unrealized gains (losses) on credit swaps.

The table below shows the components of net credit swap revenue for the nine months ended September 30, 2006 and 2005 (in thousands):

	Nine Months Ended September 30,
	2006	2005
Net premiums earned	$51,143	$37,561
Net realized losses on credit swaps	(1,922)	(3,052)
Net unrealized gains (losses) on credit swaps	37,366	(18,837)
Total net credit swap revenue	$86,587	$15,672

The components of net credit swap revenue are discussed further below:

Net Premiums Earned — Primus Financial

Net premiums earned were $51.1 million and $37.6 million for the nine months ended September 30, 2006 and 2005, respectively. Net premiums earned include:

•	Premium income on credit swaps sold;

•	Premium income on tranches sold;

•	Premium expense on credit swaps purchased as short-term investments; and

•	Premium expense on credit swaps purchased to offset credit risk on certain credit swaps sold.

The table below shows the components of net premiums earned for the nine months ended September 30, 2006 and 2005 (in thousands):

	Nine Months Ended September 30,
	2006	2005
Premium income on credit swaps sold	$49,529	$38,458
Premium income on tranches sold	1,614	210
Premium expense on credit swaps purchased as short-term investments	—	(1,040)
Premium expense on credit swaps purchased to offset credit risk on certain swaps sold	—	(67)
Total net premiums earned	$51,143	$37,561

Premium income on credit swaps sold was $49.5 million and $38.5 million during the nine months ended September 30, 2006 and 2005, respectively. The increase was primarily a result of the expansion in our credit swap portfolio. The average notional amounts outstanding of credit swaps sold were $14.8 billion and $11.8 billion for the nine months ended September 30, 2006 and 2005, respectively.

We began to sell credit swaps in tranche format during the second quarter of 2005, whereby we sell credit swaps referencing portfolios containing obligations of multiple Reference Entities. Premium income from the tranches sold was $1.6 million and $210 thousand for the nine months ended September 30, 2006. The average notional amount outstanding was $233.3 million and $33.3 million for the nine months ended September 30, 2006 and 2005, respectively.

The portfolio of credit swaps purchased for short-term investment purposes was wound down to zero during 2005 and there was no premium expense for swaps of this type in 2006.

Net Realized Gains (Losses) on Credit Swaps — Primus Financial

Net realized gains (losses) for the nine months ended September 30, 2006 and 2005 are summarized below (in thousands):

	Nine Months Ended September 30,
	2006	2005
Realized gains on terminated credit swaps sold	$625	$790
Realized losses on terminated credit swaps sold	(2,547)	(4,283)
Realized gains on terminated credit swaps purchased as short-term investments	—	671
Realized losses on terminated credit swaps purchased as short-term investments	—	(56)
Realized losses on terminated credit swaps purchased to offset credit risk on certain swaps sold	—	(174)
Total net realized losses on credit swaps	$(1,922)	$(3,052)

Net realized losses on the early termination of credit swaps sold were $1.9 million and $3.1 million for the nine months ended September 30, 2006 and 2005, respectively. We terminated $271.9 million and $356.3 million notional amount of credit swaps sold during the nine months ended September 30, 2006 and 2005, respectively. We received $625 thousand and $790 thousand from the early termination of swaps at a realized gain during the nine months ended September 30, 2006 and 2005, respectively. We incurred realized losses of $2.5 million during the nine months ended September 30, 2006 from the early termination of swaps in order to mitigate credit risk. We incurred $4.3 million of realized losses which was due to the mitigation of our credit risk during the nine months ended September 30, 2005.

We terminated $123.0 million notional amount of credit swaps purchased during the nine months ended September 30, 2005, resulting in a net realized gain of $615 thousand. During the course of 2005, we wound down our portfolio of credit swaps purchased and, as a consequence, there were no realized gains or losses on this portfolio in 2006.

During the third quarter of 2005, we terminated our position where we had purchased credit swaps to offset the credit risk on certain swaps sold and we realized a loss of $174 thousand.

Net Unrealized Gains (Losses) on Credit Swaps — Primus Financial

The unrealized gains (losses) on credit swaps sold and purchased as short-term investments and for credit risk offset purposes for the nine months ended September 30, 2006 and 2005 are summarized below (in thousands):

	Nine Months Ended September 30,
	2006	2005
Net unrealized gains (losses) on credit swaps sold	$37,366	$(19,214)
Net unrealized gains on credit swaps purchased as short-term investments	—	171
Net unrealized gains on credit swaps purchased to offset credit risk on certain credit swaps sold	—	206
Total net unrealized gains (losses) on credit swaps	$37,366	$(18,837)

Net unrealized gains (losses) on Primus Financial’s credit swaps were $37.4 million and $(18.8) million for the nine months ended September 30, 2006 and 2005, respectively. The change in unrealized gains (losses) on credit swaps reflects the change in the fair value of our credit swap portfolio during these periods. The gain during the first nine months of 2006 on credit swaps sold is primarily attributable to the increase in the fair value of the portfolio as market premiums fell during that period. Market premium levels at September 30, 2005 were higher than those prevailing at December 31, 2004, resulting in the unrealized loss in the nine months ended September 30, 2005.

PRS Trading Strategies Activity

During the nine months ended September 30, 2006, PRS Trading Strategies recorded net trading losses of $209 thousand; which comprised of net credit swap losses of $722 thousand, net total return swap revenue of $437 thousand and net warehouse loan revenue of $76 thousand. See below for a more detailed discussion.

Net Credit Swap Revenue — PRS Trading Strategies

PRS Trading Strategies commenced operations in January 2006 and therefore prior year comparison information is not available. During the first nine months of 2006, PRS Trading Strategies sold new credit swaps with a notional principal of $291.4 million of and purchased new credit swaps with a notional principal of $288.7 million. Net credit swap revenue (loss) for PRS Trading Strategies was $(722) thousand for the nine months ended September 30, 2006. Net credit swap revenue (loss) includes:

•	Net premium income (expense);

•	Net realized gains (losses) on credit swaps; and

•	Net unrealized gains (losses) on credit swaps.

The table below shows the components of net credit swap revenue (loss) for the nine months ended September 30, 2006 (in thousands):

Nine Months Ended September 30, 2006
Net premium expense	$(62)
Net realized losses on credit swaps	(176)
Net unrealized losses on credit swaps	(484)
Total net credit swap revenue (loss)	$(722)

Net Premiums Earned — PRS Trading Strategies

Net premium expense was $62 thousand for the nine months ended September 30, 2006. Net premiums include premiums on credit swaps sold and purchased. The table below shows the components of net premiums by PRS Trading Strategies for the nine months ended September 30, 2006 (in thousands):

Nine Months Ended September 30, 2006
Premium income on credit swaps sold	$449
Premium expense on credit swaps purchased	(511)
Total net premium expense	$(62)

Net Realized Gains (Losses) on Credit Swaps — PRS Trading Strategies

Net realized gains (losses) for the nine months ended September 30, 2006 are summarized below (in thousands):

Nine Months Ended September 30, 2006
Net realized losses on terminated credit swaps sold	$(170)
Net realized losses on terminated credit swaps purchased	(15)
Realized gains on credit swap index	9
Total net realized losses on credit swaps	$(176)

We terminated $103.7 million notional amount of credit swaps sold during the nine months ended September 30, 2006, resulting in net realized losses of $170 thousand. We terminated $86.5 million notional amount of credit swaps purchased during the nine months ended September 30, 2006, resulting in net realized losses of $15 thousand.

Net Unrealized Gains (Losses) on Credit Swaps — PRS Trading Strategies

The unrealized gains and losses on credit swaps sold and purchased for the nine months ended September 30, 2006 are summarized below:

Nine Months Ended September 30, 2006
Net unrealized gains on credit swaps sold	$185
Net unrealized losses on credit swaps purchased	(669)
Net unrealized losses on credit swaps	$(484)

Net unrealized losses on PRS Trading Strategies credit swaps were $484 thousand for the nine months ended September 30, 2006. The change in unrealized losses on credit swaps reflects the change in the fair value of our credit swap portfolio during the period. The fair value of the portfolio reflects the mid-market value with an adjustment for the estimated cost to close the position.

Net Total Return Swap Revenue — PRS Trading Strategies

As previously discussed, we entered into a master agreement for total return swap transactions with a counterparty in the second quarter of 2006. The total return swap is based on the returns on certain mutually agreed reference loans.

Net total return swap revenue, as presented in the condensed consolidated statements of operations incorporated herein by reference, comprises changes in the fair value of total return swap, realized gains or losses on the termination of total return swaps and the net interest earned on the total return swaps.

During the nine months ended September 30, 2006, net total return swap revenue was $437 thousand. PRS Trading Strategies earned net interest of $283 thousand, realized a gain of $277 thousand on the termination of total return swaps and recorded a net unrealized loss of $123 thousand under the total return swap.

Net Warehouse Loan Revenue — PRS Trading Strategies

As previously discussed, on July 13, 2006, we entered into warehouse loan agreements with a major financial institution.

Net warehouse loan revenue, as presented in the condensed consolidated statements of operations incorporated herein by reference, consists of PRS Trading Strategies’ share under derivative transactions of net realized losses on the termination of individual loan positions and the net interest earned on the warehouse loans. During the nine months ended September 30, 2006, net warehouse loan revenue was $76 thousand.

Asset Management and Advisory Fees

During the second quarter of 2006, we closed on our third credit swap asset management transaction, in which we manage a portfolio of credit swaps on behalf of third parties in exchange for management fees. We recognized $709 thousand and $140 thousand of asset management and advisory fees for the nine months ended September 30, 2006 and 2005, respectively. During the third quarter of 2006, on behalf of an outside third party, we received an advisory fee of $400 thousand for the arrangement of a credit swap tranche transaction. Some of our asset management contracts also provide for the receipt of contingent performance fees at maturity, none of which has been earned or accrued at September 30, 2006 or 2005, respectively.

Interest Income

We earned interest income of $20.5 million and $11.0 million for the nine months ended September 30, 2006 and 2005, respectively. The increase in interest income is attributable to higher average invested balances resulting from the December 2005 issuance of $125.0 million of subordinated debt by Primus Financial and retained cash earnings, together with higher yields on our investment portfolio. The increase in yields is attributable to generally increasing market rates of interest during 2005 and 2006.

Weighted average yields on the cash equivalents and available-for-sale investments were 4.29% during the nine months ended September 30, 2006 compared with 2.99% for the nine months ended September 30, 2005.

The table below summarizes our interest income for the nine months ended September 30, 2006 and 2005 and our total cash, cash equivalents and available-for-sale and trading investments at September 30, 2006 and 2005, respectively (in thousands):

	Nine Months Ended September 30,
	2006	2005
Interest income	$20,530	$10,969
Cash and cash equivalents	$58,701	$80,951
Available-for-sale and trading investments	601,189	416,597
Total cash, cash equivalents and available-for-sale and trading investments	$659,890	$497,548

Foreign Currency Revaluation

We transact credit swaps denominated in U.S. dollars and euros. Euro-denominated credit swaps comprised 28% of the notional amount of our credit swaps sold portfolio at September 30, 2006. Until the fourth quarter of 2005, net premiums received from swaps denominated in euros were retained in euros. We now sell the majority of our euro premium receipts as they are received for U.S. dollars, retaining only a small working cash balance in euros. During the nine months ended September 30, 2005, the euro lost value against the U.S. dollar resulting in currency revaluation losses of $1.5 million on our holdings of euro compared to a revaluation loss of $56 thousand, on significantly reduced holdings of euros, for the nine months ended September 30, 2006.

Operating Expenses

Our operating expenses were $26.2 million and $20.1 million for the nine months ending September 30, 2006 and 2005, respectively, as summarized below (in thousands):

	Nine Months Ended September 30,
	2006	2005
Compensation and employee benefits	$15,517	$12,139
Professional and legal fees	3,645	2,731
Depreciation and amortization	1,846	1,574
Technology and data	1,546	1,250
Other	3,632	2,423
Total operating expenses	$26,186	$20,117
Number of full-time employees, at end of period	46	33

Compensation expense for the nine months ended September 30, 2006 increased $3.4 million over the comparable prior period. Included in the nine months ended September 30, 2006, was a credit of approximately $500 thousand related to a reduction in stock compensation expense as a result of employee departures. Compensation expense for the nine months ended September 30, 2005 included approximately $800 thousand related to the accelerated compensation expenses and accelerated vesting of stock related to the departure of former employees. This increase was primarily the result of an increase in headcount from the expansion of our business operations and higher performance based incentives. Our accrued cash incentive compensation expense was $6.0 million for the nine months ended September 30, 2006, compared with an accrued expense of $3.9 million in the corresponding period of 2005. Stock compensation expense was approximately $2.7 million and $2.1 million for the nine months ended September 30, 2006 and 2005, respectively.

The increase in professional fees is primarily related to increased provisions for legal and audit fees and employee recruiting costs. The increase in depreciation and amortization expense is due to the increase in purchases of fixed assets and higher capitalized software costs. The increase in technology and data expense was primarily attributable to the expansion of our technology platform to accommodate new trading strategies associated with our asset management build out. The increase in other expenses was primarily due to travel related costs and occupancy expenses associated with the additional office space in New York and London.

Interest Expense and Preferred Distributions

For the nine months ended September 30, 2006 and 2005, we incurred $7.9 million and $1.6 million of interest expense, respectively. The interest expense was incurred on the $75.0 million 30-year subordinated debt and the $125.0 million of 15.5 year subordinated deferrable interest notes that were issued by Primus Financial in July 2004 and December 2005, respectively. The interest rate for the 30-year subordinated debt averaged 5.00% and 2.57% for the nine months ended September 30, 2006 and 2005, respectively.

On December 19, 2005, Primus Financial issued $125.0 million of subordinated deferrable interest notes, which mature in June 2021. The average interest rate on these notes was 5.35% during the nine months ended September 30, 2006.

Primus Financial also made net distributions of $4.2 million and $2.8 million during the nine months ended September 30, 2006 and 2005, respectively, on the Primus Financial Cumulative Preferred Stock issued in December 2002. The average rate on these securities was 5.60% and 3.77% during the nine months ended September 30, 2006 and 2005, respectively.

Income Taxes

Provision for income taxes was $41 thousand and $108 thousand for the nine months ended September 30, 2006 and 2005, respectively. Primus Guaranty had a net deferred tax asset, fully offset by a valuation allowance, of $5.6 million and $4.8 million as of September 30, 2006 and December 31, 2005, respectively. The change in the deferred tax asset and valuation allowance resulted primarily from PAM’s estimated net operating loss. It is expected that only the income of PAM and its subsidiary, Primus Re, are likely to be subject to United States federal and local income taxes. However, were Primus (Bermuda), Ltd. to be subject to income tax, at a combined United States federal, New York State and New York City income tax rate of 46%, on its United States GAAP income, then its income tax expense (excluding interest and penalties) would have been approximately $36.2 million and approximately $1.1 million for the nine months ended September 30, 2006 and 2005, respectively. These figures assume that Primus Financial is not deemed to be making distributions to Primus (Bermuda), Ltd.; such distributions would subject Primus (Bermuda), Ltd. to an additional United States federal branch profits tax.

Liquidity and Capital Resources

Capital Strategy

Primus Financial, in order to support its ‘‘AAA/Aaa’’ counterparty ratings, is required to maintain capital in an amount determined by the capital models it has agreed upon with S&P and Moody’s. The capital required is primarily a function of Primus Financial’s credit swap portfolio characteristics, operating expenses and tax position. Retained cash flow and proceeds from financings are utilized to increase our capital resources to support our credit swap business.

We receive cash from the receipt of credit swap premiums, realized gains from the early termination of credit swaps, interest income earned on our investment portfolio and capital raising activities. Cash is used to pay our operating expenses, administrative expenses, premiums on credit swaps we have purchased, realized losses from the early termination of credit swaps, interest on debt and preferred share distributions. Our cash, cash equivalents and available-for-sale and trading investments were $659.9 million as of September 30, 2006.

Cash Flows

Cash flows from operating activities   —   Net cash provided by operating activities was $32.5 million and $23.6 million for the nine months ended September 30, 2006 and 2005, respectively. This increase was primarily attributable to higher premium income on a larger credit swap portfolio during 2006 compared with 2005, as a result of the continued growth of our credit swap portfolio.

Cash flows from investing activities   —   Net cash used in investing activities was $38.8 million and $258.7 million for the nine months ended September 30, 2006 and 2005, respectively. The decrease was primarily due to reduced purchases of available-for-sale-investments in 2006 compared with 2005 and securities maturing in 2006.

Cash flows from financing activities   —   Net cash used in financing activities was $4.4 million and $5.0 million for the nine months ended September 30, 2006 and 2005, respectively. This decrease was primarily due to lower repurchase and retirement of our common stock, partly offset by an increase in preferred distributions of our subsidiary during 2006 compared with 2005.

With our current capital resources and anticipated future credit swap premium receipts and interest income, we believe we have sufficient liquidity to pay our operating expenses and preferred distributions over at least the next twelve months.

MANAGEMENT

The following table sets forth information for each of our executive officers and directors.

Name	Age	Position
Thomas W. Jasper	58	Chief Executive Officer and Director
Richard Claiden	54	Chief Financial Officer
Charles McLendon	47	President of PAM
Charles B. Truett	62	Head of Portfolio Management, Primus Financial
Howard S. Yaruss	48	General Counsel
Michael P. Esposito, Jr.	67	Chairman of the Board of Directors
Frank P. Filipps	59	Director
Paul S. Giordano	44	Director
Duncan E. Goldie-Morrison	51	Director
Thomas J. Hartlage	55	Director
James K. Hunt	55	Director
Robert R. Lusardi	50	Director
John A. Ward, III	60	Director

Thomas W. Jasper has been our chief executive officer since March 2001 and a director since March 2002. Mr. Jasper joined the Company in October 1999 as a consultant to assist in our formation. Prior to joining us, Mr. Jasper served for 17 years as an executive of Salomon Brothers Inc. and its successor, Salomon Smith Barney Holdings, Inc. In 1982, Mr. Jasper was one of the founders of Salomon’s interest rate swap business. While at Salomon, in 1984, Mr. Jasper co-founded ISDA, served as one of its first Co-Chairmen, and worked to establish ISDA as the world’s preeminent swap association. Mr. Jasper became the chief operating officer of Salomon’s non-Japan Asian business in 1994. In 1997, after the acquisition of Salomon Brothers Inc. by The Travelers Group, Inc., Mr. Jasper created the Global Treasury business plan and structure for the merged firm. Mr. Jasper continued as the global treasurer of Salomon Smith Barney until late 1998. Mr. Jasper serves on the boards of directors of Phoenix House Foundation, the Wellspring Foundation and the executive board of the Cox School of Business at Southern Methodist University.

Richard Claiden has been our chief financial officer since October 2003. From 2000 to October 2003, Mr. Claiden was a managing director and from 2001 to 2003, head of operational risk in the investment banking division of JPMorgan Chase. From 1994 to 1999, Mr. Claiden held various executive positions at the Canadian Imperial Bank of Commerce.

Charles McLendon joined us in March 2006 as president of Primus Asset Management, and is leading the build out of Primus’ asset management business. Prior to joining us, Mr. McLendon held a number of senior positions at Bank of America from 1998 to 2005. Most recently, he was global head, investment grade group, at Bank of America, with responsibility for all investment grade sales, trading and syndicate activities. This included corporate bond, credit derivatives, and structured credit products, as well as internally and externally managed structured credit investment vehicles. Mr. McLendon’s other positions included head of global structured products and head of structured credit products, roles that included responsibility for the bank’s structured credit, CDO, tax, and pension/insurance products. Prior to Bank of America, Mr. McLendon worked for Union Bank of Switzerland from 1992 to 1998 where he was co-head of credit and interest rate swaps marketing to financial institutions. Earlier in his career, Mr. McLendon held positions in the derivative markets at General Re Financial Products and Bankers Trust.

Charles B. Truett joined us in August 2001 as chief risk officer. Since March 2005, he has also served as head of portfolio management, overseeing the credit default swap portfolio of Primus Financial, as well as third party portfolios managed by PAM. Prior to joining us, Mr. Truett served for 31 years in credit management with Bank of America and, prior to its 1994 merger with Bank of America, Continental Bank. From 2000 to 2001 he was senior risk management executive for Asia and from 1998 to 2000 he was senior credit officer for Latin America. From 1994 to 1998 he was senior credit officer for derivatives and securities for North and South America, and chief credit officer and member of the board of directors of BA Securities, Inc. From 1988 to 1994, he served as the senior credit officer of Continental Bank for all trading areas, with global responsibility for credit extended to financial institutions. Mr. Truett has announced that he will be retiring and that he will leave our employ at the end of the first quarter 2007.

Howard S. Yaruss became our general counsel in December 2006. From July 1997 to December 2006, Mr. Yaruss held various positions at Radian Group Inc., including executive vice president, secretary, general counsel and corporate responsibility officer. Prior to his work at Radian Group Inc., Mr. Yaruss served as vice president, assistant general counsel and assistant secretary of Capital Reinsurance Company, a reinsurance company.

Michael P. Esposito, Jr. has been the chairman of our board of directors since March 2002. He has also served as non-executive chairman of the board of directors of XL Capital Ltd (NYSE: XL), a provider of insurance and reinsurance coverage and financial products and services, since 1995 and as a director since 1986. Since 1995, he has served as a director of Forest City Enterprises, Inc. (NYSE: FCY), a real estate development and management firm, and since 1997 as a director of Annuity and Life Re (Holdings), Ltd., an insurance company. Mr. Esposito served as co-chairman of the board of directors of Inter-Atlantic Capital Partners, Inc., an investment banking firm, from 1995 to 2000. Mr. Esposito served as executive vice president and chief corporate compliance, control and administration officer of The Chase Manhattan Corporation from 1991 to 1995, having previously served as executive vice president and chief financial officer from 1987 to 1991.

Frank P. Filipps has been a director since March 2002. In April 2005, Mr. Filipps was elected chairman and chief executive officer of Clayton Holdings, Inc. (NASDAQ: CLAY), an information services and analytics company that provides credit and risk management products, primarily mortgage related, to participants in fixed income markets. From 1995 to 2005, Mr. Filipps was chairman, chief executive officer and a director of Radian Group Inc. (NYSE: RDN), and its principal subsidiary, Radian Guaranty Inc. (collectively, Radian Group). Radian Group provides private mortgage insurance coverage on residential mortgage loans and financial guaranty insurance on debt instruments. Mr. Filipps originally joined Radian Group in 1992 as senior vice president and chief financial officer and became executive vice president and chief operating officer in 1994. From 1975 to 1992, Mr. Filipps was at American International Group where he served in a number of executive, financial and investment management positions. Mr. Filipps has been a director of Impac Mortgage Holdings, Inc. (NYSE: IMH), a mortgage real estate investment trust, since November 1995 and is currently a director of the World Affairs Council of Philadelphia.

Paul S. Giordano has been a director since 2005. Mr. Giordano serves as chief executive officer and director of Security Capital Assurance Ltd (NYSE: SCA) and chairman and chief executive officer of XL Capital Assurance Inc. Mr. Giordano served as chief executive for financial products and services and executive vice president of XL Capital Ltd (NYSE: XL), a provider of insurance and reinsurance coverage and financial products and services, until 2006. Mr. Giordano was executive vice president, general counsel and secretary of XL Capital Ltd from 1999 to 2004 and served as a director and/or officer of a number of XL Capital Ltd affiliates. From 1997 to June 1999 he served as senior vice president, general counsel and secretary of XL Capital Ltd. Mr. Giordano was an associate at the law firm of Clifford Chance from 1993 to 1996 and an associate at the law firm of Cleary, Gottlieb, Steen & Hamilton from 1990 to 1993.

Duncan E. Goldie-Morrison has been a director since October 2004. Mr. Goldie-Morrison serves as head of longer term investments at Ritchie Capital Management, a multi-strategy hedge fund, where he previously served as president. Between 1993 and 2003, he was managing director, head of global markets group and head of Asia at Bank of America. He was responsible for the origination, syndication, sales, trading and research components of the bank’s debt businesses. He was also responsible for interest rate, credit and commodity derivatives and foreign exchange. Additionally, he managed the company’s businesses in Asia and Latin America. He was a member of Bank of America’s management operating committee, the asset and liability committee and the trading risk committee. Mr. Goldie-Morrison serves on the board of directors of ICAP, plc (London Stock Exchange: IAPL), a voice and electronic securities interdealer broker. Mr. Goldie-Morrison was an

ISDA board member for four years and a board member and executive committee member of the Bond Market Association. He was also a member of Duke University’s Capital Markets Center Advisory Board.

Thomas J. Hartlage has been a director since March 2002. Since 1990, Mr. Hartlage has been employed in a variety of capacities at subsidiaries of AEGON N.V. (NYSE: AEG), an insurance company. At AEGON N.V. his responsibilities have included strategic planning and product and market development. Since 2001, he has been president of AEGON Structured Products, Inc., a unit of AEGON Institutional Markets focused on building and developing structured transaction business in the capital markets sector. Mr. Hartlage has more than 25 years of experience in the financial services sector and is a chartered financial analyst.

James K. Hunt has been a director since October 2004. Mr. Hunt founded and has been managing partner of Bison Capital Asset Management, LLC, a private equity firm, since 2001. From 2001 to 2002, Mr. Hunt also served as an outside consultant to SunAmerica Investments, Inc., a company specializing in retirement savings solutions. From 1990 to 2000, he was employed by SunAmerica Inc. where he became president of SunAmerica Corporate Finance and executive vice president of SunAmerica Investments, Inc., which subsequently became a unit of AIG SunAmerica. During his tenure at SunAmerica, he was also president and chief executive officer of the Anchor Pathway Funds and SunAmerica Series Trust with assets exceeding $26 billion. Mr. Hunt serves on the board of directors of several private corporations including Bison Portfolio Investments. From March 2002 to October 2004, Mr. Hunt served as a director of Primus Financial.

Robert R. Lusardi has been a director since March 2002. Mr. Lusardi is executive vice president of White Mountains Insurance Group, Ltd. (NYSE: WTM), a financial services firm, and is chief executive officer of White Mountains Financial LLC. From 2000 to 2005, he served as chief executive for financial products and services of XL Capital Ltd (NYSE: XL), a provider of insurance and reinsurance coverage and financial products and services. From 1998 until 2001, he also served as chief financial officer of XL Capital Ltd Mr. Lusardi was an executive vice president of XL Capital Ltd from 1998 to 2005 and served as a director and/or officer of a number of XL Capital Ltd affiliates, including as general partner of XL Capital Principal Partners I, L.L.C. From 1980 until 1998, Mr. Lusardi was an investment banker at Lehman Brothers where he ultimately served as a managing director and headed the insurance and asset management investment banking practice. He is also director of Symetra Financial Corporations, a life insurance entity.

John A. Ward, III has been a director since October 2004. Mr. Ward is currently the chairman of the board of directors and chief executive officer of Doral Financial Corporation (NYSE: DRL), a consumer finance and bank holding company, and the chairman of the board of Innovative Card Technologies (INVC), a payment card technology company. He was previously the chairman of the board of directors and chief executive officer of American Express Bank and President of Travelers Cheque Group. Mr. Ward joined American Express following a 27-year career at Chase Manhattan Bank, during which he held various senior posts in the United States, Europe and Japan. His last position at Chase was that of chief executive officer of ChaseBankCard Services, which he held from 1993 until 1995. Presently, Mr. Ward serves as a director of Rewards Network Inc. (AMEX: IRN), a loyalty and rewards marketing company, and Coactive Marketing Group, Inc. (NasdaqCM: CMKG), a marketing, sales promotion and interactive media services and e-commerce provider company. From 2002 to 2004, Mr. Ward served as a director of Primus Financial.

DESCRIPTION OF SENIOR NOTES

Set forth below is a description of the specific terms of the senior notes. This description supplements, and should be read together with, the description of the general terms and provisions of senior debt securities set forth in the accompanying prospectus under the caption ‘‘Description of Debt Securities’’ and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the accompanying prospectus. The senior notes will be issued under a senior indenture to be dated as of     , 2006 (the ‘‘Senior Indenture’’), between us and Deutsche Bank Trust Company Americas, as senior indenture trustee (the ‘‘Trustee’’). The following description is not complete in every detail and is subject to, and is qualified in its entirety by reference to, the description of the senior notes in the accompanying prospectus and the Senior Indenture. Capitalized terms used in this ‘‘Description of Senior Notes’’ that are not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus or the Senior Indenture.

As used in this section ‘‘Description of Senior Notes’’ and in the accompanying prospectus under the caption ‘‘Description of Debt Securities,’’ any references to ‘‘the Company,’’ ‘‘us,’’ ‘‘we,’’ ‘‘our’’ or ‘‘Primus’’ are to Primus Guaranty, Ltd., excluding its subsidiaries.

General

The senior notes will initially be limited in aggregate principal amount to $          . We may, without the consent of the existing holders of senior notes, issue additional senior notes having the same ranking and the same interest rate, maturity and other terms as the senior notes. Any additional senior notes having such similar terms, together with the senior notes, will constitute a single series of senior notes under the Senior Indenture.

The entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest, on         , 2036. The senior notes are not subject to any sinking fund provision. The senior notes will be issued only in registered form in denominations of $25 and integral multiples of $25.

Ranking

The senior notes will be our direct, senior unsecured and unsubordinated obligations, ranking equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The senior notes will be effectively junior in right of payment to any secured indebtedness to the extent of the value of the assets securing such indebtedness. We currently have no secured debt. The senior notes will also be effectively junior in right of payment to all of the liabilities of our subsidiaries. Because we are a holding company and conduct all of our operations through our subsidiaries, our ability to meet our obligations under the senior notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of senior notes will generally have a junior position to claims of creditors of our subsidiaries, including insureds, trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. As of September 30, 2006, our subsidiaries had $298.5 million of debt securities and auction rate preferred shares that would be effectively senior to the senior notes. In addition, our subsidiaries also have outstanding credit default swaps that would be effectively senior to the senior notes.

Unless otherwise described in the accompanying prospectus under ‘‘Description of Debt Securities — Covenants — Merger and Sale of Assets,’’ the Senior Indenture does not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness or that would afford holders of the senior notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged similar transaction involving our company. Accordingly, we could in the future enter into transactions that could increase the amount of our or our subsidiaries’ indebtedness outstanding at that time or otherwise affect our capital structure or credit rating.

Interest

Each senior note will bear interest at the rate of         % per year from         , 2006 or from the most recent date on which interest has been paid.

Interest is payable quarterly in arrears on         ,         ,          and         of each year (each, an ‘‘Interest Payment Date’’). The initial Interest Payment Date is     , 2007. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the senior notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any delay), with the same force and effect as if made on such date.

So long as the senior notes remain in book-entry form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date. If the senior notes are not in book-entry form, the record date for each Interest Payment Date will be the close of business on the fifteenth calendar day before the applicable Interest Payment Date (whether or not a business day).

Primus Guaranty is a holding company that does not directly conduct any business operations. Because all of its operations are conducted solely by its subsidiaries, it expects to obtain the funds to pay the principal and interest on the senior notes through distributions from its subsidiaries. Initially, we expect obtaining funds to pay the principal and interest on the senior notes to be primarily dependent upon Primus Financial’s capacity to pay dividends to us. Primus Financial’s ability to pay dividends is restricted by certain operating guidelines we have established with S&P and Moody’s. Prior to December 2006, the maximum dividend Primus Financial could pay was restricted by the operating guidelines to 25% of its annual earnings, adjusted for unrealized gains or losses on the portfolio of credit swaps it had written. Currently, Primus Financial may pay, as dividends, up to 100% of its annual earnings, adjusted for unrealized gains or losses on the portfolio of credit swaps it has written. The maximum dividend that Primus Financial may pay in the future may be subject to change if modifications are made to the operating guidelines we have established with the rating agencies. As such, we intend to maintain at all times (subject to the exception at the end of this paragraph) assets available for debt service equivalent to two years’ annual debt service on the senior notes. These assets will be used to pay the interest on the senior notes if there are insufficient distributable assets available from Primus Financial and our other subsidiaries to fund the debt service on the senior notes. We intend to reduce the amount of assets we maintain on an annual basis by an amount equal to: (i) the total capacity of our subsidiaries to make distributions to Primus Guaranty, averaged over the previous three year period, minus (ii) eight times our annual debt service.

Covenants

Although certain covenants contained in the senior indenture apply to the senior notes, the covenants concerning limitations on liens, transactions with affiliates and financial reporting do not.

Although the senior indenture covenant with respect to financial reporting does not apply to the senior notes, we are required to comply with the Trust Indenture Act of 1939 with respect to the senior notes, including section 314 thereunder, which imposes certain reporting obligations on us.

Redemption

We may not redeem the senior notes before                         , 2011. On or after         , 2011, we may redeem the senior notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of their principal amount, plus accrued interest to the date of redemption. We must give not less than 30 nor more than 60 days prior written notice of any redemption.

Events of Default

The following are events of default for the senior notes:

(1)    default in payment of interest on the senior notes, which default continues for 30 days;

(2)    default in payment of the principal amount of the senior notes at maturity;

(3)    our failure to comply with any of our other agreements in the senior notes or the Senior Indenture upon our receipt of notice of such default from the Trustee or from holders of not less than 25% in aggregate principal amount of the senior notes then outstanding, and our failure to cure (or obtain a waiver of) such default within 90 days after we receive such notice; or

(4)    our failure to pay any of our Indebtedness in excess of $10,000,000, or any interest or premium thereon, when due, and such failure shall continue after the applicable grace period, or our failure to perform any term, covenant or agreement on our part to be performed under any agreement or instrument evidencing or securing or relating to any such Indebtedness, if the effect of such failure in either case is that the maturity of such Indebtedness is duly accelerated, without such Indebtedness having been discharged or such acceleration having been rescinded or annulled, in each such case, within a period of 10 days after there shall have been given, by registered or certified mail, to us by the Trustee or to us and the Trustee by holders of at least 25% in principal amount of the senior notes then outstanding, a written notice specifying such default and requiring us to cause such Indebtedness to be discharged or cause such acceleration to be rescinded or annulled, as the case may be; or

(5)    certain events of bankruptcy or insolvency affecting us.

If an event of default (other than as specified in (5) above) occurs and is continuing, the Trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the senior notes then outstanding, by notice to the Trustee and us, may declare the principal of, and accrued and unpaid interest on, all of the outstanding senior notes due and payable immediately, upon which declaration all amounts payable in respect of the senior notes will be immediately due and payable. If an event of default specified in (5) above occurs and is continuing, then the principal of, and accrued interest on, all of the outstanding senior notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of senior notes.

After a declaration of acceleration under the Senior Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding senior notes, by written notice to us and the Trustee, may rescind and annul such declaration if (a) we have paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest on all senior notes, (ii) the principal of any senior notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the senior notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the senior notes which has become due otherwise than by such declaration of acceleration, and (iv) all sums paid or advanced by the Trustee under the Senior Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (b) all events of default, other than the nonpayment of principal of, and interest on, the senior notes that has become due solely by such declaration of acceleration, have been cured or waived.

The holders of not less than a majority in aggregate principal amount of the outstanding senior notes may on behalf of the holders of all the senior notes waive any past defaults under the Senior Indenture, except a default in the payment of the principal of, or interest on, any senior notes, or in respect of a covenant or provision which under the Senior Indenture cannot be modified or amended without the consent of the holder of each senior note affected.

No holder of any of the senior notes has any right to institute any proceeding, judicial or otherwise, with respect to the Senior Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such holder has previously given written request to the Trustee of an event of default that is continuing with respect to the senior notes, the holders of not less than 25% in aggregate principal amount of the outstanding senior notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee under the senior notes and the Senior Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding senior notes. Such limitations do not apply, however, to a suit instituted by a holder of a senior note for the enforcement of the payment of the principal of, or interest on, such senior note on or after the respective due dates expressed in such senior note.

Defeasance

Under the Senior Indenture, we may exercise rights of defeasance (either as to all our obligations or as to certain covenants, which we call covenant defeasance) as described in the accompanying prospectus under ‘‘Description of Debt Securities — Defeasance.’’ In addition to the conditions described in the accompanying prospectus, we must, as a condition to exercising rights of defeasance or covenant defeasance with respect to the senior notes, deliver to the trustee an opinion of counsel to the effect that the holders of the then outstanding senior notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of a defeasance (but not a covenant defeasance), the opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws.

The Trustee

The trustee under the Senior Indenture is Deutsche Bank Trust Company Americas. In the ordinary course of business, we may borrow money from, and maintain other banking relationships with, the Trustee and its affiliates. Deutsche Bank Trust Company Americas also serves as trustee under other indentures under which the securities of one or more of our subsidiaries are outstanding.

Book-Entry Procedures and Settlement

Upon issuance, the senior notes will be represented by one or more fully registered global certificates. Each global certificate will be deposited with The Depository Trust Company (DTC) or its custodian and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

The following is based on information furnished to us by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a ‘‘banking organization’’ within the meaning of the New York Banking Law, a member of the Federal Reserve System, a ‘‘clearing corporation’’ within the meaning of the New York Uniform Commercial Code, and a ‘‘clearing agency’’ registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (Direct Participants), deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through Direct Participants, who will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Company or its agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in ‘‘street name,’’ and will be the responsibility of such Participant and not of DTC, the Company or the Trustee subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or its agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the senior notes at any time by giving reasonable notice to the Company. Under such circumstances, if a successor securities depository is not obtained, security certificates are required to be printed and delivered.

The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

We have no responsibility for the performance by DTC or its Participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

Trading Characteristics

The senior notes may trade at a price that takes into account the value, if any, of accrued and unpaid interest. In this event, purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the senior notes that is not included in their trading price. Any portion of the trading price of the senior notes that is attributable to accrued and unpaid interest will be treated as ordinary interest income for U.S. federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the senior notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the anticipated material U.S. federal income tax consequences of the purchase, ownership and disposition of the senior notes. This discussion deals only with initial purchasers of the senior notes who hold the senior notes as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’). This discussion does not address all of the material tax considerations applicable to investors that may be subject to special tax rules, such as financial institutions, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold the senior notes in connection with a hedging transaction, a ‘‘straddle’’ or conversion transaction, or a ‘‘synthetic security’’ or other integrated financial transaction, or holders that have a ‘‘functional currency’’ other than the U.S. dollar. Further, this discussion does not address potential tax consequences to a purchaser that is an entity generally exempt from U.S. federal income tax. The discussion is based on the Code, the existing, temporary and proposed Treasury regulations promulgated thereunder, administrative pronouncements, judicial decisions and interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect. Although the following discussion does not purport to describe all of the tax considerations that may be relevant to a prospective purchaser of senior notes, in the opinion of Morgan, Lewis & Bockius LLP, U.S. federal tax counsel to Primus Guaranty, or U.S. Tax Counsel, such discussion describes, subject to the qualifications set forth herein, the material U.S. federal income tax consequences to a U.S. Holder, or, as the case may be, a U.S. Alien Holder, each as defined below. The Internal Revenue Service (the ‘‘IRS’’) may disagree with all or any part of the discussion, and a court might reach a contrary conclusion with respect to the issues discussed herein if such issues were contested.

This discussion does not address U.S. federal income tax consequences of the purchase, ownership and disposition of the senior notes by persons that are treated as partnerships for U.S. federal income tax purposes. If you are such a person, or would hold an indirect interest in the senior notes through such a person, you are encouraged to consult your tax advisor.

U.S. HOLDERS

This summary describes the tax consequences to a U.S. Holder. You are a ‘‘U.S. Holder’’ if you are a beneficial owner of a senior note who is:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any State thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax without regard to its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

Holders that are not U.S. holders should refer to ‘‘— U.S. Alien Holders’’ below.

Tax Treatment of Interest

The senior notes will be treated as debt instruments for U.S. federal income tax purposes. Interest on the senior notes will generally be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder’s method of accounting for tax purposes.

We expect that interest on the senior notes will be treated as income from sources outside the United States for U.S. federal income tax purposes, and, with certain exceptions, will be treated as ‘‘passive’’ (or, for taxable years beginning after December 31, 2006, ‘‘passive category’’) or ‘‘financial services’’ (or, for taxable years beginning after December 31, 2006, ‘‘general category’’) income, which you must treat separately from other types of income for purposes of computing your allowable foreign tax credit. Our expectation that interest on the senior notes will be treated as from sources outside the United States is based on our determination that we are not engaged in a U.S. trade or business for U.S. federal income tax purposes and our expectation that we will continue not to be so engaged. However, because the determination of whether a foreign corporation is engaged in a trade or business in the United States is fact-based and there are no definitive standards for making such a determination, there can be no assurance that the IRS will not successfully challenge our determination. In addition, the nature of our activities may change. In either case, the result may be that interest on the senior notes is treated as from sources within the United States.     U.S. Tax Counsel has not been asked to opine in connection with this offering, and is not opining, as to whether our activities or those of our subsidiaries are such that we should be treated as engaged in a U.S. trade or business for U.S. federal income tax purposes.

Sale, Exchange or Redemption of the Senior Notes

Your tax basis in your senior note will generally be your cost of the senior note. You will generally recognize gain or loss on the sale, exchange or redemption of your senior notes equal to the difference between the amount you realize on the sale, exchange or redemption and your tax basis in your senior notes. For this purpose, the amount realized does not include any amount attributable to accrued but unpaid interest, which will be taxed as ordinary income. Gain or loss you recognize on the sale, exchange or redemption of your senior notes will be capital gain or loss and will be long-term capital gain or loss if you held the senior notes for more than one year. Long-term capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2011 is generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitations.

U.S. ALIEN HOLDERS

This subsection describes the tax consequences to ‘‘U.S. Alien Holders.’’ You are a ‘‘U.S. Alien Holder’’ if you are the beneficial owner of a senior note and are, for U.S. federal income tax purposes,

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a senior note.

This subsection does not apply to a U.S. Holder.

Under U.S. federal income tax law, and subject to the discussion of backup withholding below, if you are a U.S. Alien Holder of a senior note:

(i)	we and other U.S. payors generally will not be required to deduct U.S. withholding tax from payments of principal and interest to you if, in the case of payments of interest:

(a)	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(b)	you are not a controlled foreign corporation that is related to us through stock ownership;

(c)	you are not a bank (as defined for purposes of Section 881(c)(3)(A) of the Code) whose receipt of interest on the senior notes is described in Section 881(c)(3)(A) of the Code; and

(d)	the U.S. payor does not have actual knowledge or reason to know that you are a U.S. person and:

(i)	you have furnished to the U.S. payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a U.S. Alien Holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-U.S. person,

(ii)	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and status as the beneficial owner of the payment for U.S. federal income tax purposes and as a non-U.S. person,

(iii)	the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

(A)	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

(B)	a qualified intermediary (generally a non-U.S. financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

(C)	a U.S. branch of a non-U.S. bank or of a non-U.S. insurance company that has agreed to be treated as a U.S. person for withholding purposes,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-U.S. person that is, for U.S. federal income tax purposes, the beneficial owner of the payment on the senior notes in accordance with U.S. Treasury regulations (or, in the case of a withholding foreign partnership or a qualified intermediary, in accordance with its agreement with the IRS),

(iv)	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form, or

(v)	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-U.S. person that is, for U.S. federal income tax purposes, the beneficial owner of the payments on the senior notes in accordance with U.S. Treasury regulations;

(ii)	no deduction for any U.S. federal withholding tax will be made from any gain realized on the sale or exchange of a senior note and no U.S. federal income tax will apply to such gain unless (x) such gain is effectively connected with a U.S. trade or business and in the case of a qualified resident of a country having an applicable income tax treaty with the United States, attributable to a U.S. permanent establishment or (y) you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions exist.

If you fail to satisfy the requirements described above for receipt of payments of interest free of U.S. federal withholding tax, you may be subject to U.S. federal withholding tax at a 30% rate (or such lower rate as may result from your qualification for and compliance with the requirements for obtaining the benefits of an applicable income tax treaty) with respect to all or a portion of such payments on the senior notes. Whether U.S. federal withholding tax would apply in such circumstances will depend upon whether we are treated for U.S. federal income tax purposes as engaged in trade or business in the United States at any time during our taxable year during which such interest is accrued or paid. As discussed above in ‘‘U.S. Holders — Tax Treatment of Interest,’’ no assurance can be given regarding whether or not we will be treated as engaged in a trade or business in the United States at any time. Accordingly, we strongly recommend that you ensure that you satisfy the requirements described above for receipt of interest payments free of U.S. federal withholding tax.

If you hold a senior note in connection with your conduct of a U.S. trade or business, you will not be subject to U.S. withholding tax with respect to payments on such senior note, provided that an IRS Form W-8ECI is provided to the payor in accordance with applicable requirements. If you hold a senior note in connection with your conduct of a U.S. trade or business, you will, however, generally, unless an applicable income tax treaty provides otherwise, be subject to U.S. federal income tax at the regular U.S. federal income tax rates on interest on such senior note and gain on a disposition of such senior note. In addition, if you are treated as a corporation for U.S. federal income tax purposes, you may also, unless an applicable income tax treaty provides otherwise, be subject to a 30% ‘‘branch profits’’ tax on your effectively connected earnings and profits, subject to certain adjustments.

BACKUP WITHHOLDING AND INFORMATION REPORTING

In general, in the case of a noncorporate U.S. Holder, we and other payors are required to report to the IRS all payments of principal and interest on the senior notes. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of the senior notes before maturity within the United States. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, in the case of a U.S. Alien Holder, payments of principal or interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under ‘‘- U.S. Alien Holders’’ are satisfied or you otherwise establish an exemption. However, we and other payors may be required to report payments of interest on the senior notes on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of senior notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person and you have furnished to the broker:

•	an appropriate IRS Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a U.S. person; or

•	other documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations, or you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-U.S. person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a U.S. person.

In general, payment of the proceeds from the sale of senior notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above (relating to a sale of senior notes effected at a U.S. office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of senior notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year (i) one or more of its partners are ‘‘U.S. persons’’, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (ii) such foreign partnership is engaged in the conduct of a U.S. trade or business, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above (relating to a sale of senior notes effected at a U.S. office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

CERTAIN BERMUDA TAX CONSIDERATIONS

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by Primus Guaranty or by the holders of our senior notes in respect of such senior notes. Each of Primus Guaranty, Primus (Bermuda), Ltd. and Primus Re has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to such companies nor to any of their operations shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by them in respect of real property owned or leased by such companies in Bermuda.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement and corresponding pricing term sheet, each dated                     , 2006, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of senior notes set forth opposite the underwriter’s name.

Underwriters	Principal Amount of Senior Notes
Wachovia Capital Markets, LLC	$
Morgan Stanley & Co. Incorporated
Lehman Brothers Inc.
Banc of America Securities LLC
Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the senior notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the senior notes if they purchase any of the senior notes.

The underwriters propose to offer some of the senior notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $             per senior note. The underwriters may allow, and such dealers may reallow, a discount to other dealers not in excess of $             per senior note with respect to retail sales and no discount with respect to sales to certain institutions. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the underwriters’ discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the senior notes):

Paid by Primus Guaranty
Per Senior Note	%

In connection with the offering the underwriters and their affiliates may purchase and sell senior notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of senior notes in excess of the amount of senior notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the senior notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of senior notes made for the purpose of preventing or retarding a decline in the market price of the senior notes while the offering is in progress.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase senior notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the senior notes. They may also cause the price of the senior notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering (excluding underwriters’ discount) will be $            . These expenses are payable by us.

The senior notes are a new issue of securities with no established trading market. We will make application to list the senior notes on the New York Stock Exchange. We expect trading of the senior notes on the New York Stock Exchange to commence within a 30-day period after the initial delivery of the senior notes. The underwriters have advised us that they intend to make a market in the senior notes before commencement of trading on the New York Stock Exchange. The underwriters will have no obligation to make a market in the senior notes, however, and may discontinue market making activities, if commenced, at any time without notice. We can give no assurance as to the liquidity of the trading market, if any, for the senior notes.

In the ordinary course of their business, the underwriters and their affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

It is expected that delivery of the senior notes will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade senior notes on the date of this prospectus supplement or the next two succeeding business days will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of senior notes who wish to trade senior notes on the date of this prospectus supplement or the next two succeeding business days should consult their own advisors.

 LEGAL MATTERS

The validity of the senior notes will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York, and Davis Polk & Wardwell, New York, New York, will act as counsel for the underwriters.

 EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

$250,000,000

PRIMUS GUARANTY, LTD.

DEBT SECURITIES
WARRANTS
PURCHASE CONTRACTS
UNITS
PREFERRED SHARES
COMMON SHARES
DEPOSITARY SHARES

Primus Guaranty, Ltd. from time to time may offer to sell debt securities, warrants, purchase contracts, preferred shares and common shares, either separately or represented by depositary shares, as well as units comprised of these securities. The debt securities, warrants, purchase contracts and preferred shares may be convertible into or exercisable or exchangeable for common shares or preferred shares or other securities of Primus Guaranty, Ltd.

The common shares of Primus Guaranty are listed on the New York Stock Exchange and trade under the ticker symbol ‘‘PRS’’.

The total amount of debt securities, warrants, preferred shares, common shares, purchase contracts, depositary shares and units will have an initial aggregate offering price of up to $250,000,000, or the equivalent amount in other currencies, currency units or composite currencies, although Primus Guaranty, Ltd. may increase this amount in the future. In addition, selling shareholders or their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement, may offer and sell from time to time up to 10 million common shares using this prospectus.

The securities covered by this prospectus may be offered and sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

Investing in our securities involves risks. See ‘‘Risk Factors’’ included in our most recent annual report on Form 10-K which is incorporated by reference herein. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated June 28, 2006.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, or the Securities Act, we have filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission, or SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual and periodic reports with the SEC. You may read and copy any document we file at the SEC’s public reference room located at One Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. These filings are also available to the public from the SEC’s web site at http://www.sec.gov.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act:

•	Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 15, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed on May 10, 2006; and

•	The description of our common shares contained in our registration statement on Form 8-A (filed on September 24, 2004).

We are also incorporating by reference all annual and quarterly reports on Forms 10-K and
10-Q that we file with the SEC and Current Reports on Form 8-K that we file with it after the date of this prospectus until the offering of the securities made by this prospectus has been terminated.

You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document or any earlier date indicated in such document.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations Primus Guaranty, Ltd. c/o Primus Asset Management, Inc. 360 Madison Avenue, 23rd Floor New York, New York 10017 Tel.: 212-697-2227

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a ‘‘shelf’’ registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus and the selling shareholders may sell our common shares in one or more offerings. This prospectus provides you with a general description of the securities we may offer. When we or the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading ‘‘Where You Can Find More Information.’’

PRIMUS GUARANTY, LTD.

Unless otherwise indicated or the context requires otherwise, references to ‘‘we,’’ ‘‘us,’’ ‘‘our,’’ ‘‘company’’ or ‘‘Primus’’ refer to the consolidated operations of Primus Guaranty, Ltd., or Primus Guaranty, and references to a company name refer solely to such company.

Primus Guaranty is a Bermuda holding company that was incorporated in 1998 and conducts business through several operating subsidiaries. Primus Financial Products, LLC, or Primus Financial, is one of our principal subsidiaries and is a AAA/Aaa rated seller of credit swaps.

Primus Asset Management, Inc., or Primus Asset Management, our other principal operating subsidiary, manages Primus Financial’s credit swap business and the credit swap portfolios of third parties, as well as the investment portfolio of PRS Trading Strategies.

Primus Guaranty (UK) was established in the fourth quarter of 2005 in London to provide a base of operations to support the expansion of the group’s business in Europe and elsewhere. Primus Guaranty (UK) supplies services to other group companies, including marketing to counterparties and introducing other business opportunities.

PRS Trading Strategies, LLC, or PRSTS, which commenced operations in January 2006, primarily engages in the active buying and selling of credit protection on single names, indices and tranches. Unlike Primus Financial, PRSTS has no rating from the rating agencies, and accordingly generally supplies its swap counterparties with collateral to support its contractual obligation.

We were capitalized in March 2002 and sold our first credit swaps in June 2002.

Our registered office is at Clarendon House, 2 Church Street, Hamilton Street, Hamilton HM 11, Bermuda and our telephone number is 441-296-0519. The offices of our principal operating subsidiaries, Primus Financial and Primus Asset Management, are located at 360 Madison Avenue, 23rd Floor, New York, New York 10017 and their telephone number is 212-697-2227. Our website address is www.primusfinancial.com. The information contained on our website is not incorporated by reference into this prospectus.

You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See ‘‘Where You Can Find More Information’’ and ‘‘Incorporation of Certain Information by Reference.’’

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities by Primus Guaranty to which this prospectus relates will be used for general corporate purposes. These purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries.

We will not receive any of the proceeds from any sale of common shares by the selling shareholders, or by their respective pledgees, donees, transferees or other successors in interest.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
SHARE DIVIDEND REQUIREMENTS

The following table presents our ratio of earnings to fixed charges for the periods indicated.

	Three Months Ended March 31,			Year Ended December 31,
	2006	2005		2005	2004	2003	2002		2001
Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividend Requirements of Subsidiary	10.70x	(10.97	)x	1.63x	8.82x	43.23x	(a	)	(a	)

(a)	In 2002 and 2001, the ratio was not applicable as no fixed charges were incurred in such years.

For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings consist of consolidated net income (loss) before income taxes plus fixed charges. Fixed charges consist of (1) interest expense of our subsidiaries and capitalized and amortization of capitalized expenses relating to our subsidiaries’ indebtedness and (2) preferred share dividend requirements of our subsidiary.

DESCRIPTION OF DEBT SECURITIES

In this section, references to ‘‘holders’’ mean those who own debt securities registered in their own names on the books that Primus Guaranty, Ltd. or the trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled Book-Entry Procedures and Settlement.

General

The debt securities offered by this prospectus will be either senior or subordinated debt. We will issue senior debt under a senior debt indenture, and we will issue subordinated debt under a subordinated debt indenture. We sometimes refer to the senior debt indenture and the subordinated debt indenture individually as an indenture and collectively as the indentures. The trustee under each of the senior debt indenture and the subordinated debt indenture will be Deutsche Bank Trust Company Americas, New York, New York. We have filed the indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions outlined in ‘‘Where You Can Find More Information’’ and ‘‘Incorporation of Certain Information by Reference’’, or by contacting the applicable trustee.

The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. The summary is not complete. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in an accompanying prospectus supplement. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

The indentures provide that our unsecured senior or subordinated debt securities may be issued in one or more series, with different terms, in each case as we authorize from time to time. We also have the right to reopen a previous issue of a series of debt securities by issuing additional debt securities of such series.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title or designation;

•	whether the debt is senior or subordinated;

•	the aggregate principal amount offered and authorized denominations;

•	the initial public offering price;

•	the maturity date or dates;

•	any sinking fund or other provision for payment of the debt securities prior to their stated maturity;

•	whether the debt securities are fixed rate debt securities or floating rate debt securities or original issue discount debt securities;

•	if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any;

•	if the debt securities are floating rate debt securities, the method of calculating the interest rate;

•	if the debt securities are original issue discount debt securities, their yield to maturity;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	if other than in U.S. Dollars, the currency or currency unit in which payment will be made;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	whether the debt securities will be convertible into or exchangeable for other securities and, if so, the terms and conditions upon which such debt securities will be convertible or exchangeable;

•	the terms and conditions on which the debt securities may be redeemed at the option of the company;

•	any obligation of the company to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	the names and duties of any co-indenture trustees, depositaries, auction agents, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•	the ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the place where we will pay principal and interest;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	any United States federal income tax consequences relating to the offered securities, if material;

•	the dates on which premiums, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing of the debt securities on a securities exchange; and

•	any other specific terms of the debt securities.

We will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under ‘‘Book-Entry Procedures and Settlement.’’

Senior Debt

We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt and unsubordinated debt.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all our ‘‘senior debt’’ (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest or other monetary amounts on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, pre-payment or redemption premium, if any, interest and any other amounts owing in respect of indebtedness of the company and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including any senior debt securities issued under any senior debt security or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Merger and Sale of Assets.    We may not, in a single transaction or a series of related transactions:

•	consolidate or merge with or into any other person or permit any other person to consolidate or merge with or into us; or

•	directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of our assets,

unless, in either such case:

•	in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, the successor entity to us is organized under the laws of the United States, or any state thereof or the District of Columbia, Bermuda, a member state of the European Union or any other country recognized by the United States, and which expressly assumes, by a supplemental indenture executed and delivered to the trustee in a form reasonably satisfactory to the trustee, all of our obligations under the indenture;

•	immediately before and after giving effect to the transaction, no default on the debt securities exists; and

•	an officer’s certificate and an opinion of counsel concerning certain matters are delivered to the trustee.

Other Covenants.    In addition, any offered series of debt securities may have additional covenants which will be described in the prospectus supplement, limiting or restricting, among other things:

•	our ability to incur indebtedness;

•	our ability to pay dividends or to repurchase or redeem our share capital;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	mergers and consolidations by us;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	our ability to enter into sale and lease-back transactions.

Modification of the Indentures

Under the indentures, we and the relevant trustee may amend the indentures, without the consent of any holder of the debt securities to:

•	cure ambiguities, defects or inconsistencies;

•	add to our covenants for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included for the benefit of such series) or to surrender any rights or power conferred upon us or our subsidiaries;

•	add any additional events of default for the benefit of the holders of all or a series of debt securities (and if such additional events of default are to be for the benefit of less than all series of debt securities, stating that such additional events of default are expressly being included solely for the benefit of such series);

•	establish the form or terms of debt securities of any series;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	secure the debt securities;

•	evidence the succession of another obligor to the company and the assumption of the covenants in the indentures and in the debt securities by such successor;

•	establish provisions with respect to conversion rights, if any;

•	add or change any provision of the indentures to permit the issuance of the debt securities in bearer form, registrable or not registrable as to principal, with or without interest coupons;

•	appoint a successor trustee under either indenture;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	add to, change or eliminate any provision of the indentures so long as such addition, change or elimination does not adversely affect the rights of the holders in any material respect.

We and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series or such other percentage as may be specified in the prospectus supplement, modify the applicable indenture or the rights of the holders of the securities of such series. However, no such modification may, without the consent of each holder of an affected debt security:

•	extend the fixed maturity of any such debt securities;

•	reduce the rate or change the time of payment of interest on such debt securities;

•	reduce the principal amount of such securities or the pre-payment or redemption premium, if any, on such debt securities;

•	change or waive the redemption provisions of such debt securities;

•	change any obligation of ours to pay additional amounts;

•	change any obligation of ours to maintain an office or agency;

•	reduce the amount of the principal payable on acceleration of any debt securities issued originally at a discount;

•	adversely affect the ranking of such debt securities;

•	adversely affect the right, if any, to convert such debt securities;

•	adversely affect any right of repayment or repurchase at the option of the holder;

•	reduce or postpone any sinking fund or similar provision;

•	change the currency or currency unit in which any such debt securities are payable or the right of selection thereof;

•	impair the right to sue for the enforcement of any payment on such debt securities;

•	reduce the percentage of debt securities of a series whose holders need to consent to a modification or a waiver; or

•	with respect to subordinated debt securities, modify or change any provisions of the indenture or the related definitions affecting the subordination or ranking of any debt securities, in a manner which adversely affects the holders.

Defaults

Each indenture provides that events of default regarding any series of debt securities will be:

•	our failure to pay required interest on any debt security of such series for 30 days;

•	our failure to pay principal or premium, if any, on any debt security of such series when due;

•	our failure to make any deposit of any sinking fund payment when due on debt securities of such series;

•	our failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series;

•	our failure to pay beyond any applicable grace period, or the acceleration of, indebtedness in excess of $10,000,000;

•	certain events of bankruptcy or insolvency, whether voluntary or not, with respect to us or any material subsidiary; and

•	any other event of default set forth in the applicable prospectus supplement.

If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare the entire principal amount, together with all accrued and unpaid interest and premium, if any, of each debt security of that series due and payable. If an event of default regarding debt securities results from certain events of bankruptcy, insolvency or reorganization with respect to us or any material subsidiary, such amount with respect to the debt securities will be due and payable immediately without any declaration or other act on the part of the holders of outstanding debt securities or the trustee. We are required to file annually with the trustee a statement of an officer as to the fulfillment by us of our obligations under the indenture during the preceding year.

No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series. The trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the trustee reasonable security or indemnity.

If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

Before any holder of any series of debt securities may institute action for any remedy, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action, and the trustee must have failed to institute any proceeding within 60 days after receiving such request and offer of indemnity. These limitations do not apply, however, to a suit by a holder of any series of debt securities to enforce payment of principal, interest or premium, if any, and the right to convert such debt security, if applicable.

Each trustee will, within 45 days after any default occurs, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

We are required to furnish to each trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Defeasance

After we have irrevocably deposited with the trustee cash or government securities, in trust for the benefit of the holders, sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions, including delivery of an opinion of counsel that holders will not recognize taxable gain or loss for federal income tax purposes, we may elect to have our obligations and those of any guarantors of our obligations under the applicable indenture and any guarantees discharged with respect to the outstanding debt securities of any series (‘‘legal defeasance and discharge’’). Legal defeasance and discharge means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the applicable indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•	our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

Alternatively, we may elect to have our obligations released with respect to certain covenants in the applicable indenture (‘‘covenant defeasance’’). Any omission to comply with these obligations so released will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under ‘‘Events of Default’’ will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money;

•	U.S. Government Obligations; or

•	a combination of money and U.S. Government Obligations,

in an amount, in each case, sufficient without reinvestment, in the written opinion of an internationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal, interest and any premium at due date or maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, the redemption date;

•	in the case of legal defeasance, we must have delivered to the trustee an opinion of counsel stating that, under then applicable federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•	in the case of covenant defeasance, we must have delivered to the trustee an opinion of counsel stating that, under then applicable federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•	no default with respect to the outstanding debt securities of that series may have occurred and be continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency may have occurred and be continuing at any time on or before the 90th day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 90th day;

•	the legal defeasance or covenant defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance must not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•	the legal defeasance or covenant defeasance must not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	we must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

Governing Law

Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by New York law.

Concerning our Relationship with the Trustee

We and our subsidiaries maintain ordinary counterparty relationships with affiliates of the trustee. The trustee also acts as the trustee for certain securities issued by our subsidiaries.

Consent to Jurisdiction and Service

The indentures provide that we will appoint Primus Asset Management, Inc. as our agent for actions arising out of or relating to the applicable indenture, the debt securities or the related guarantees brought under federal or state securities laws in any federal or state court located in New York, New York and will submit to such jurisdiction. If for any reason Primus Asset Management, Inc. is unable to serve in such capacity, we will appoint another agent reasonably satisfactory to the trustee.

Payment and Paying Agents

Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal corporate trust office or agency of the trustee in New York, New York. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office or agency of the trustee in New York, New York, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the prospectus supplement.

Transfer and Exchange

The debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office or agency of the trustee in New York, New York. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange of debt securities.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. As of June 13, 2006, we had outstanding warrants to purchase 1,414,746 common shares with an exercise price of $5.18 per share.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the foregoing as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, warrants, purchase contracts, depositary shares, preferred shares, common shares or any combination of these securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the debt securities, warrants, purchase contracts, depositary shares, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of 62,500,000 common shares, par value $0.08 per share, and 100,000,000 preferred shares, par value $0.01 per share. As of June 13, 2006, we had outstanding (i) 43,299,939 common shares, (ii) warrants to purchase an additional 1,414,746 common shares with an exercise price of $5.18 per share, (iii) options to purchase an additional 1,047,374 common shares, (iv) 912,912 restricted share units and (v) no preferred shares.

Preferred Shares

Pursuant to our Bye-laws and Bermuda law, our board of directors by resolution may establish one or more series of preferred shares consisting of such number of shares and having such designations, relative voting rights, dividend rates, liquidation and other rights, preferences, limitations and powers as may be fixed by the board without any further shareholder approval. The terms, including the rates and dates of payment of dividends, of any preferred shares we issue will be set forth in a prospectus supplement. Any rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of our company. The issuance of preferred shares could also adversely affect the voting power of the holders of our common shares, deny such holders the receipt of a premium on their common shares in the event of a tender or other offer for the common shares and depress the market price of the common shares.

Common Shares

Generally.    The holders of common shares are entitled to receive dividends out of assets legally available for that purpose at times and in amounts as our board of directors may from time to time determine. Generally, each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. However, see ‘‘— Common Shares — Shareholder Action’’ and ‘‘— Common Shares — Voting Rights’’ for further limitations on the right of a shareholder to vote under certain circumstances. Cumulative voting for the election of directors is not provided for in our Memorandum of Association or Bye-laws, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common shares are not entitled to preemptive rights and are not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities, subject to any resolution of the shareholders providing otherwise and to any liquidation preference on any other class of shares that rank ahead of the common shares.

Restrictions on Transfer of Shares.    Each transfer of our shares must comply with current Bermuda Monetary Authority, or BMA, rules and regulations or have specific permission from the BMA. Our board of directors may decline to approve or register a transfer of any shares under certain circumstances, including if they have reason to believe that any adverse tax, regulatory or legal consequences to us, any of our subsidiaries or to any registered owner of our shares or its affiliates, would result from such transfer (other than such as our board of directors considers de minimus).

Issuance of Shares.    Subject to our Bye-laws and Bermuda law, our board of directors has the power to issue any of our unissued shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights.

Our Board of Directors and Corporate Action.    Our Bye-laws provide that our board of directors shall consist of between two and 12 members, as the board of directors may determine. Our board consists of nine directors, who are divided into three classes. Each director serves a three year term. Shareholders may only remove a director for cause at a general meeting; provided, that the notice of any such meeting convened for the purpose of removing a director contains a statement of the intention to do so and is provided to that director at least 14 days before such meeting. Vacancies on the board of directors can be filled by the board of directors if the vacancy occurs as a result of death, disability, disqualification or resignation of a director or from an increase in the size of the board of directors.

Generally, the affirmative votes of a majority of the votes cast at any meeting at which a quorum is present are required to authorize a resolution put to vote at a meeting of the board of directors. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting. The quorum necessary for the transaction of business at a meeting of the board of directors shall be a majority of the directors then in office.

At any general meeting of our company, our shareholders may elect a person or persons to act as an alternate director for any one or more directors of our company. Our shareholders also may authorize our board of directors to appoint alternate directors. Unless our shareholders determine otherwise, any director may appoint a person or persons to act as an alternate director for herself or himself by notice in writing to the secretary of our company. Any person so elected or appointed has all the rights and powers of the director or directors for whom such person is appointed. An alternate director will no longer be such if the director for whom such alternate director was appointed ceases for any reason to be a director of our company.

Shareholder Action.    At the commencement of any general meeting, two or more persons present in person and representing, in person or by proxy, more than 50% of the total issued voting power of our shares shall constitute a quorum for the transaction of business. In general, anything that may be done by resolution of our shareholders in a general meeting may be taken, without a meeting, by a resolution in writing signed by all of the shareholders entitled to attend the meeting and to vote on the resolution. The removal of an auditor or director before the expiration of their respective terms of office may not be done by written resolution of the shareholders. In general, any questions proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with our Bye-laws. A majority vote of the outstanding common shares is required for us to amalgamate with another company and a vote of not less than 66 2/3% of the outstanding voting common shares (excluding any voting shares owned by an interested person in certain instances) is required to effect (1) the approval of business combinations with certain ‘‘interested persons’’, and (2) any alteration to the provisions of the Bye-laws relating to the purchase of our shares, the provision of certain information in connection with interested persons, our staggered board, the removal of directors, the indemnification of directors and officers and business combinations with interested persons.

We are authorized to require any shareholder or beneficial owner of shares to provide us with such information as we may reasonably request for the purpose of determining whether a shareholder is an interested person (as defined in ‘‘— Common Shares — Transactions Involving Certain Business Combinations’’). If the beneficial owner or shareholder fails to respond to the request or submits incomplete or inaccurate information, the shareholder may lose his or her voting rights.

Amendment.    The Bye-laws may only be amended by a resolution adopted by the board of directors and by resolution of the shareholders.

Dividends.    Under Bermuda law, a company may pay dividends that are declared from time to time by its board of directors unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would then be less than the aggregate of its liabilities and issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, our Bermuda subsidiary, Primus Re, is subject to Bermuda insurance laws and regulatory constraints that could limit its ability to pay dividends.

In addition to the Bye-laws described above, there are other provisions of our Bye-laws, described below, that could delay or prevent a change of control that our shareholders might consider favorable.

Voting Rights.    Under Bermuda law, except as otherwise provided in the Bermuda Companies Act or our Bye-laws, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present at the meeting. Our Bye-laws provide that, subject to the provisions of the Bermuda Companies Act, any question proposed for the consideration of the shareholders will be decided in a general meeting by a simple majority of the votes cast, on a show of hands, with each shareholder present (and each person holding proxies for any shareholder) entitled to one vote for each common share held by the shareholder, except for special situations where a shareholder has lost the right to vote because he or she has failed to comply with the terms of a notice requiring him or her to provide information to the company pursuant to the Bye-laws. In addition, a (1) majority vote of the outstanding common shares is required to amalgamate with another company and (2) super-majority vote of not less than sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding voting common shares (excluding any voting shares owned by an interested person in certain instances) is required to effect the following actions: approval of business combinations with certain ‘‘interested persons’’; any alteration to the provisions of the Bye-laws relating to the purchase of our shares; our staggered board; the removal of directors; the indemnification of directors and officers; the provision of certain information in connection with interested persons; and business combinations with interested persons.

Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the Bye-laws of a company. Our Bye-laws provide that the presence in person or by proxy of two shareholders representing in person or by proxy in excess of 50% of the total issued voting shares in the company entitled to vote at the start of the meeting constitute a quorum.

Takeovers.    Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority stockholders.

Meetings of Shareholders.    Under Bermuda law, a company is required to convene at least one general shareholders’ meeting each calendar year. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five (5) days’ advance notice of a general meeting but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Under our Bye-laws, we must give each shareholder at least ten (10) days’ notice of the annual general meeting and of any special general meeting.

Shareholder Proposals.    The Bermuda Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or 100 or more shareholders.

Approval of Corporate Matters by Written Consent.    Under Bermuda law, the Bermuda Companies Act and our Bye-laws, shareholders may take action by unanimous written consent.

Access to Books and Records and Dissemination of Information.    Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s Certificate of Incorporation, its Memorandum of Association (including its objects and powers) and any alteration to its Memorandum of Association. The shareholders have the additional right to inspect the Bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and by members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of Bermuda law, establish a branch register outside Bermuda. We maintain a share register in Hamilton, Bermuda. A company is required to keep at its registered office a register of its directors and officers that is open for inspection for not less than two (2) hours each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Amendment of Memorandum of Association.    Bermuda law provides that the Memorandum of Association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the Memorandum of Association that alters a company’s business objects may require approval of the Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of no less than 20%, in par value, of a company’s issued share capital or any class of issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the Memorandum of Association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Bermuda Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for the annulment of an amendment of the Memorandum of Association must be made within 21 days after the date on which the resolution altering the company’s memorandum is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for such purpose. Persons voting in favor of the amendment may make no such application.

Amendment of Bye-laws.    Except as specified in our Bye-laws, any amendment to the Bye-laws must be approved by our board of directors and by an ordinary resolution of our shareholders. Our Bye-laws specify that amendments to certain provisions, such as those related to our staggered board, the indemnification of directors and officers, the removal of directors, the purchase of our shares, business combinations with interested persons and the provision of certain information in connection with interested persons must be approved by the board of directors and approved by a special resolution of our shareholders by the affirmative vote of not less than sixty-six and two-thirds (66 2/3%) of the issued and outstanding common shares entitled to vote thereon (excluding any voting shares owned by an interested person in certain instances).

Appraisal Rights and Shareholder Suits.    Under Bermuda law, in the event of an amalgamation involving a Bermuda company, a shareholder who is not satisfied that fair value has been paid for his or her shares may apply to the Bermuda Court to appraise the fair value of his or her shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by the board of directors and, except where the amalgamation is between a holding company and one or more of its wholly-owned subsidiaries or between two or more wholly-owned subsidiaries, by meetings of the holders of shares of each company and of each class of such shares.

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda Court, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s Memorandum of Association or Bye-laws. Further consideration would be given by the Bermuda Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company’s conduct of affairs in the future or compelling the purchase of the shares by any shareholder, by other shareholders or by the company. Our Bye-laws provide that the company and each of our shareholders waive all claims or rights of action that they may have, individually or in the right of the company, against any director, officer or resident representative for any action or failure to act in the performance of such director’s, officer’s or resident representative’s duties, except such waiver shall not extend to claims or rights of action that arise out of any fraud or dishonesty of such director, officer or resident representative.

Anti-takeover Effects of Provisions of our Bye-laws.    Several provisions of our Bye-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in our best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Shares.    Under the terms of our Bye-laws, our board of directors has authority, without any further vote or action by our shareholders, to issue preferred shares with terms and preferences determined by our board. Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Transactions Involving Certain Business Combinations.    Our Bye-laws prohibit the consummation of any ‘‘business combination’’ involving us and any ‘‘interested person’’ for a three-year period following the time that the shareholder became an interested shareholder unless:

•	prior to the time such person became an interested person the board of directors has approved either the business combination or the transaction which resulted in the person becoming an interested person; or

•	upon consummation of the transaction which resulted in such person becoming an interested person, the interested person owned at least 85% of the issued and outstanding voting shares of the company at the time the transaction commenced, excluding the voting shares owned by directors who are also officers of the company and any employee share plans, if the participants to such plans do not have the right to determine confidentially whether the shares held subject to the plan will be tendered in a business combination; or

•	at or subsequent to the time such person became an interested person the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting shares which are not owned by the interested person.

Generally, a ‘‘business combination’’ includes a merger, amalgamation, asset or share sale or other transaction resulting in a financial benefit to the interested person. Subject to certain exceptions, an ‘‘interested person’’ is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting shares. The provisions of such bye-law shall not apply to a particular business combination, and such business combinations shall require only such vote or approval (if any) of the shareholders as would be required without reference to such bye-law, if any one of the following conditions are satisfied:

•	the interested person became an interested person inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that such person ceases to be an interested person and (ii) would not, at any time within the three (3) year period immediately prior to such business combination between the company and such person, have been an interested person but for the inadvertent acquisition of ownership; or

•	the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the required legal notice of a business combination which (i) is with or by a person who either was not an interested person during the previous three (3) years or who became an interested person with the approval of the board of directors; and (ii) is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested person during the previous three (3) years or were nominated for election or elected to succeed such directors by a majority of such directors.

Transfer Agent and Registrar.    Mellon Investor Services LLC serves as transfer agent and registrar for our common shares.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional preferred shares, rather than full preferred shares. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred shares.

We will deposit the shares of any series of preferred shares represented by depositary shares under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred shares depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred shares, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred shares represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred shares in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred shares depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred shares to the record holders of depositary shares relating to such preferred shares in proportion to the number of such depositary shares owned by such holders.

The preferred shares depositary will distribute any property other than cash received by it in respect of the preferred shares to the record holders of depositary shares entitled thereto. If the preferred shares depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Shares

If a series of preferred shares represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred shares depositary resulting from the redemption, in whole or in part, of such series of preferred shares. The depositary shares will be redeemed by the preferred shares depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred shares so redeemed.

Whenever we redeem shares of preferred shares held by the preferred shares depositary, the preferred shares depositary will redeem as of the same date the number of depositary shares representing shares of preferred shares so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred shares depositary by lot or ratably or by any other equitable method as the preferred shares depositary may decide.

Voting Deposited Preferred Shares

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred shares are entitled to vote, the preferred shares depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred shares. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred shares depositary to vote the amount of the preferred shares represented by such holder’s depositary shares. To the extent possible, the preferred shares depositary will vote the amount of such series of preferred shares represented by such depositary shares in accordance with such instructions.

We will agree to take all actions that the preferred shares depositary determines as necessary to enable the preferred shares depositary to vote as instructed. The preferred shares depositary will abstain from voting shares of any series of preferred shares held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred shares depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of such depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred shares has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Shares Depositary; Taxes and Other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred shares and any redemption of preferred shares. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of preferred shares upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The preferred shares depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred shares depositary, any such resignation or removal to take effect upon the appointment of a successor preferred shares depositary and its acceptance of such appointment. Such successor preferred shares depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred shares depositary will forward all reports and communications from us which are delivered to the preferred shares depositary and which we are required to furnish to the holders of the deposited preferred shares.

Neither we nor the preferred shares depositary will be liable if either is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the preferred shares depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or preferred shares unless satisfactory indemnity is furnished. We and the preferred shares depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

FORM, EXCHANGE AND TRANSFER

We will generally issue securities only in registered form. We will issue each security other than common shares in book-entry form only, unless otherwise specified in the applicable prospectus supplement. We will issue common shares in both certificated and book-entry form, unless otherwise specified in the applicable prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under Book-Entry Procedures and Settlement.

If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

•	The securities will be issued in fully registered form in denominations stated in the prospectus supplement. You may exchange securities for securities of the same series in smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

•	You may exchange, transfer, present for payment or exercise securities at the office of the relevant trustee or agent indicated in the prospectus supplement. You may also replace lost, stolen, destroyed or mutilated securities at that office. We may appoint another entity to perform these functions or may perform them itself.

•	You will not be required to pay a service charge to transfer or exchange your securities, but you may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with your proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

•	If we have the right to redeem, accelerate or settle any securities before their maturity or expiration, and we exercise that right as to less than all those securities, we may block the transfer or exchange of those securities during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any security selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

•	If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Securities offered by the Company under this prospectus will generally be issued as book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company or DTC, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

Purchasers of securities may only hold interests in the global notes through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary — banks, brokerage houses and other institutions that maintain securities accounts for customers — that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the top and the beneficial owner’s own securities intermediary at the bottom.

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common shares are held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

•	DTC is unwilling or unable to continue as depositary for such global security and we do not appoint a qualified replacement for DTC within 90 days; or

•	We in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

SELLING SHAREHOLDERS

This prospectus also covers 10 million common shares which may be sold by or on behalf of selling shareholders or by their pledgees, donees, transferees or other successors in interest, who will be named in a supplement to this prospectus. These common shares were issued in October 2004 upon conversion of our outstanding preferred shares which we had initially issued in a private placement in March 2002 or upon exercise of warrants we issued at that time.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold:

•	through agents,

•	to or through one or more underwriters on a firm commitment or best efforts basis,

•	through put or call option transactions relating to the securities,

•	through broker-dealers (acting as agent or principal),

•	directly to purchasers, through a specific bidding or auction process or otherwise, or

•	through a combination of any such methods of sale.

The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them,

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers,

•	any securities exchanges on which the securities may be listed, and

•	the names of the selling shareholders and the number or amount of securities being offered by them.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or the selling shareholders or from the purchasers of the securities. Any selling shareholders and dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any selling shareholders or such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act of 1933.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, any selling shareholder or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling shareholder may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us or a selling shareholder to indemnification by us or the selling shareholder against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us and/or the selling shareholder to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common shares registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common shares by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common shares to engage in market-making activities with respect to our common shares. These restrictions may affect the marketability of our common shares and the ability of any person or entity to engage in market-making activities with respect to our common shares.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids that stabilize, maintain or otherwise affect the price of the offered securities. For a description of these activities, see the information under the heading ‘‘Underwriting’’ in the applicable prospectus supplement.

In connection with the sales of the common shares, a selling shareholder may enter into forward sale or hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common shares in the course of hedging their positions. A selling shareholder may also sell short the common shares and deliver common shares to close out short positions, or loan or pledge the common shares to broker-dealers or others that, in turn, may sell the common shares.

Any common shares that qualify for sale pursuant to Rule 144 of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell our common shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any common shares sold will be sold at prices related to the then prevailing market prices for our common shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common shares or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us of those securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

One or more firms, referred to as ‘‘remarketing firms,’’ may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarking firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Issuer Forward Sale.    We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Share Borrow Facility.    We or a selling shareholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

CERTAIN ERISA CONSIDERATIONS

We and our affiliates may each be considered a party in interest within the meaning of the Employee Retirement Income Security Act of 1974 (ERISA), or a disqualified person under corresponding provisions of the Internal Revenue Code of 1986 (the Code), relating to an employee benefit plan. Prohibited transactions within the meaning of ERISA and the Code may result if any securities offered by this prospectus are acquired by or with the assets of a pension or other employee benefit plan relating to which we or any of our affiliates is a service provider, unless those securities are acquired under an exemption for transactions effected on behalf of that plan by a ‘‘qualified professional asset manager’’ or an ‘‘in-house asset manager’’ or under any other available exemption. Additional special considerations may arise in connection with the acquisition of capital securities by or with the assets of a pension or other employee benefit plan. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be ‘‘plan assets’’ under ERISA. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the offered securities should consult with its legal counsel.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain matters of New York law will be passed on by Morgan, Lewis & Bockius LLP, New York, New York. Certain United States securities laws matters will be passed upon for any underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

We have included or incorporated by reference in this prospectus statements that may constitute ‘‘forward-looking statements’’ within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained under ‘‘Risk Factors’’ contained herein and in Part I, Item 1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated in this prospectus by reference (and in any of our annual reports for a subsequent fiscal year that are so incorporated). See ‘‘Incorporation of Certain Information By Reference’’ above for information about how to obtain a copy of this annual report.

We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur.

$                        % Senior Notes due 2036

PROSPECTUS SUPPLEMENT
                        , 2006

Joint Book Running Managers

Wachovia Securities	Morgan Stanley	Lehman Brothers

Co-Manager

Banc of America Securities LLC